As filed with the Securities and Exchange Commission on July 14, 2017

Registration No. 333-219060

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

CIENA CORPORATION

(Exact name of registrant as specified in charter)

Delaware	7373	23-2725311
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

Ciena Corporation

7035 Ridge Road

Hanover, Maryland 21076

(410) 694-5700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David M. Rothenstein

Senior Vice President, General Counsel and Secretary

Ciena Corporation

7035 Ridge Road

Hanover, Maryland 21076

(410) 694-5700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Silver William Intner Hogan Lovells US LLP 100 International Drive Suite 2000 Baltimore, Maryland 21202 (410) 659-2700	Deanna L. Kirkpatrick Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
3.75% Convertible Senior Notes due 2018	$350,000,000.00	$993.09(2)	$347,582,980.32(2)	$40,284.90(5)
Common stock, par value $0.01 par value	(3)	(3)	(3)	(4)

(1)	Estimated pursuant to Rule 457(f) under the Securities Act of 1933, as amended, solely for the purposes of calculating the registration fee. The price per $1,000 original principal amount of the 3.75% Convertible Senior Securities due 2018 is based on the book value of the currently outstanding 3.75% Convertible Senior Notes due 2018 as of June 28, 2017.
(2)	Reduced by the exchange fee of $2.50 for each $1,000 original principal amount.
(3)	Also includes an indeterminate number of shares of our common stock that are issuable upon conversion of the notes.
(4)	Pursuant to Rule 457(i) under the Securities Act, there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the notes because no additional consideration will be received by the registrant in connection with the exercise of the conversion privilege.
(5)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus may change. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to amendment—dated July 14, 2017

PROSPECTUS

Ciena Corporation

OFFER TO EXCHANGE

New 3.75% Convertible Senior Notes due 2018

and an Exchange Fee

for all of our outstanding

3.75% Convertible Senior Notes due 2018

Subject to the Terms and Conditions described in this Prospectus

THE EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON FRIDAY, JULY 28, 2017 UNLESS EXTENDED OR EARLIER TERMINATED BY US.

This Prospectus describes the offer of Ciena Corporation (“we,” “us” or the “Company”), with principal executive offices located at 7035 Ridge Road, Hanover, Maryland 21076.

The Exchange Offer

We are offering to exchange new 3.75% Convertible Senior Notes due 2018 and an exchange fee of $2.50 for each $1,000 original principal amount for all of our outstanding 3.75% Convertible Senior Notes due 2018 upon the terms and subject to the conditions set forth in this prospectus. We refer to this offer as the “exchange offer.” We refer to our outstanding 3.75% Convertible Senior Notes due 2018 as the “Old Notes” and to our new 3.75% Convertible Senior Notes due 2018 as the “New Notes.” The CUSIP number of the Old Notes is 171779AG6.

•	Upon our completion of the exchange offer, each $1,000 original principal amount of Old Notes that are validly tendered and not validly withdrawn will be exchanged for $1,000 original principal amount of New Notes and an exchange fee of $2.50.

•	Tenders of Old Notes may be withdrawn at any time before 12:00 midnight, New York City time, at the end of the day on the expiration date of the exchange offer.

•	As explained more fully in the prospectus, the exchange offer is subject to customary conditions, which we may waive.

•	We will not receive any proceeds from the exchange offer.

•	The exchange offer expires at 12:00 midnight, New York City time, at the end of the day on July 28, 2017, unless extended, which we refer to as the expiration date.

The New Notes

We will issue up to $350,000,000 aggregate principal amount of our new 3.75% Convertible Senior Notes due 2018 in the exchange offer.

The terms of the New Notes are identical to the Old Notes, except for the following modification:

•	Net Share Settlement. The New Notes will authorize us to settle conversions for cash, shares of our common stock, or a combination of cash and shares (together with cash, if applicable, in lieu of delivering any fractional share of common stock) at our election. The New Notes also contain related modifications to accommodate that settlement method.

Our common stock is traded on the New York Stock Exchange under the symbol “CIEN.” On July 13, 2017, the reported last sale price of our common stock on the New York Stock Exchange was $25.80 per share.

See “Risk Factors” beginning on page 10 for a discussion of issues that you should consider with respect to the exchange offer.

None of our Board of Directors, Ciena, the exchange agent, the trustee, the dealer manager or any other person is making any recommendation as to whether you should choose to exchange your Old Notes for New Notes plus the exchange fee.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or this transaction, passed upon the merits or fairness of this transaction, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

J. P. Morgan

Dealer Manager

                    , 2017

Neither we nor the dealer manager has authorized any other person to provide you with different or additional information other than information that is contained in this prospectus, and we take no responsibility for, and can provide no assurances as to the reliability of, any different or additional information any other person may give you. We are not making an offer to exchange these securities in any jurisdiction where the exchange, offer or sale is not permitted. You should assume that the information in this prospectus is accurate as of the date appearing on the front cover of this prospectus only unless the information specifically indicates that another date applies. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus incorporates important business and financial information about us that is not included or delivered with this prospectus. We will provide without charge, upon written or oral request, to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of all documents referred to below which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless such exhibits are specifically incorporated by reference into those documents.

In order to obtain timely delivery, you must request the information no later than July 21, 2017, which is five business days before the expiration date of the exchange offer. Any such request should be directed to us at:

Ciena Corporation

7035 Ridge Road

Hanover, Maryland 21076

Attention: Corporate Secretary

Telephone (410) 694-5700

i

SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere or incorporated by reference in this prospectus. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus, as well as the information incorporated by reference, before making an investment decision. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed in the “Risk Factors” and other sections of this prospectus.

Company Overview

We are a network strategy and technology company, providing solutions that enable a wide range of network operators to adopt next-generation communication architectures and to deliver a broad array of services relied upon by enterprise and consumer end users. We provide equipment, software and services that support the transport, switching, aggregation, service delivery and management of voice, video and data traffic on communications networks. Our high-capacity hardware and network management and control software solutions enable open, multi-vendor, programmable networks that improve automation, reduce network complexity and flexibly support changing service requirements. Our solutions yield business and operational value for our customers by enabling them to support new applications, introduce new revenue-generating services and reduce network complexity and expense.

Our Converged Packet Optical, Packet Networking and Optical Transport products are used by a diverse set of customers and market segments, including communications service providers, cable and multiservice operators, Web-scale providers, submarine network operators, governments, enterprises, research and education (R&E) institutions, and other emerging network operators. These products, which provide functionality from the network core to network access points, allow network operators to scale capacity, increase transmission speeds, allocate traffic and adapt dynamically to changing end-user service demands. In addition to our portfolio of high-capacity hardware platforms, we offer network management and control software platforms designed to simplify the creation, automation and delivery of services across multi-vendor and multi-domain network environments. Our software solutions are oriented around our modular Blue Planet software platform for multi-domain service orchestration, network function virtualization, and network management and control. To complement our hardware and software solutions, we offer a broad range of transformation and automation services that help our customers design, optimize, integrate, deploy, manage and maintain their networks.

The Exchange Offer

Purpose of the Exchange Offer	The purpose of this exchange offer is to change certain terms of the Old Notes related to our settlement options upon conversion by holders of the notes. For a more detailed description of these changes, see “—Material Differences Between the Old Notes and New Notes.”

The Exchange Offer	We are offering to exchange $1,000 original principal amount of New Notes and an exchange fee of $2.50 for each $1,000 original principal amount of Old Notes accepted for exchange.

Conditions to Exchange Offer	The exchange offer is subject to certain customary conditions, including that the registration statement of which this prospectus forms a part be effective under the Securities Act of 1933, as amended. We may terminate the exchange offer at our option as described in “The Exchange Offer—Conditions for Completion of the Exchange Offer.” If we terminate the exchange offer, any Old Notes tendered will be returned to you as soon as practicable.

Expiration Date	The exchange offer will expire at 12:00 midnight, New York City time, at the end of the day on July 28, 2017 unless we extend or terminate it earlier, which we refer to as the expiration date. We may extend the expiration date for any reason. If we decide to extend it, we will announce any extensions by press release or other permitted means no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date of the exchange offer.

Withdrawal of Tenders	Tenders of Old Notes may be withdrawn in writing at any time prior to 12:00 midnight, New York City time, at the end of the day on the expiration date.

Procedures for Exchange	To exchange Old Notes for New Notes, you must tender Old Notes. A holder who wishes to tender Old Notes in the Exchange Offer must cause to be transmitted to the exchange agent an agent’s message, which message must be received by the exchange agent prior to 12:00 midnight, New York City time, at the end of the day on the expiration date. We will determine in our reasonable discretion whether any Old Notes have been validly tendered.

Old Notes must be tendered by electronic transmission of acceptance through The Depository Trust Company’s, or DTC’s, Automated Tender Offer Program, or ATOP, procedures for transfer. Please carefully follow the instructions contained in this document on how to tender your securities.

If you decide to tender Old Notes in the exchange offer, you may withdraw them at any time prior to the expiration of the exchange offer.

If we terminate the exchange offer or if we do not accept any Old Notes for exchange, they will be returned without expense promptly after the expiration or termination of the exchange offer.

Please see “The Exchange Offer” for instructions on how to exchange your Old Notes.

Acceptance of Old Notes

We will accept all Old Notes validly tendered and not withdrawn as of the expiration of the exchange offer and will issue the New Notes promptly after expiration of the exchange offer, upon the terms and subject to the conditions in this prospectus, subject to the conditions to the exchange offer. We will accept Old Notes for exchange after the exchange agent has received a timely book-entry confirmation of transfer of Old Notes into the exchange agent’s DTC account. Our written notice of acceptance to the exchange agent will be considered our acceptance of the exchange offer.

Amendment of the Exchange Offer	We reserve the right to interpret or modify the terms of this exchange offer, provided that we will comply with applicable laws that require us to extend the period during which securities may be tendered or withdrawn as a result of changes in the terms of or information relating to the exchange offer.

Use of Proceeds	We will not receive any cash proceeds from this exchange offer. Old Notes that are validly tendered and exchanged pursuant to the exchange offer will be retired and canceled.

Fees and Expenses of the Exchange Offer	We estimate that the approximate total cost of the exchange offer, including payment of the exchange fee, assuming all of the Old Notes are exchanged for New Notes, will be approximately $2 million. See “The Exchange Offer—Fees and Expenses.”

Taxation	See “Material United States Federal Income Tax Considerations” for a summary of material U.S. federal income tax consequences or potential consequences that may result from: (i) the exchange of Old Notes for New Notes, (ii) the payment of an exchange fee, and (iii) the ownership and disposition of the New Notes and common stock into which the New Notes are convertible.

The U.S. federal income tax consequences of the exchange of Old Notes for New Notes are not entirely clear. We intend to take the position that the exchange of Old Notes for New Notes will not constitute a significant modification of the terms of the Old Notes and that, as a result, the New Notes will be treated as a continuation of the Old Notes and there will be no United States federal income tax consequences to holders who participate in the exchange offer, except that holders will have to recognize the amount of the exchange fee as ordinary income.

If, contrary to our position, the exchange of the Old Notes for the New Notes does constitute a significant modification to the terms of the Old Notes, the U.S. federal income tax consequences to you could materially differ. The receipt of the exchange fee by Non-U.S. Holders (as defined below) may be subject to U.S. federal withholding tax.

Old Notes Not Tendered	If you do not exchange your Old Notes in this exchange offer, or if your Old Notes are not accepted for exchange, you will continue to hold your Old Notes and will be entitled to all the rights and subject to all the limitations applicable to the Old Notes.

Consequences of Not Exchanging Old Notes	If you do not exchange your Old Notes in the exchange offer, the liquidity of any trading market for Old Notes not tendered for exchange, or tendered for exchange but not accepted, could be significantly reduced to the extent that Old Notes are tendered and accepted for exchange in the exchange offer. Holders who do not exchange their Old Notes for New Notes will not receive the exchange fee. Holders of Old Notes who do not exchange their Old Notes for New Notes can continue to convert their Old Notes during the term of the Old Notes in accordance with the terms of the Old Notes.

Deciding Whether to Participate in the Exchange Offer
Neither we nor our officers or directors have made any recommendation as to whether you should tender or refrain from tendering all or any portion of your Old Notes in the exchange offer. Further, we have not authorized anyone to make any such recommendation. You should make your own decision as to whether you should tender your Old Notes in the exchange offer and, if so, the aggregate amount of Old Notes to tender after reading this prospectus, including the “Risk Factors” and the information incorporated by reference in this prospectus, and consulting with your advisors, if any, based on your own financial position and requirements.

Dealer Manager	J. P. Morgan Securities LLC is the dealer manager for this exchange offer.

Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is the exchange agent for this exchange offer. Its address and telephone numbers are located on the back cover of this prospectus.

Questions and Answers About the Exchange Offer

The following are some of the questions you may have as a holder of the Old Notes and the answers to those questions. You should refer to the more detailed information set forth in this prospectus for more complete information about us and the exchange offer.

Q:	Who is making the exchange offer?

A:	Ciena Corporation, the issuer of the Old Notes, is making the exchange offer.

Q:	Why are we making the exchange offer?

A:	The purpose of this exchange offer is to change certain terms of the Old Notes related to our settlement options upon conversion by holders of the notes. The New Notes give us the option, at our election, to settle conversions for cash, shares of our common stock, or a combination of cash and shares. The New Notes also contain related modifications to accommodate that settlement method. The Old Notes only allow for settlement in shares of common stock upon conversion. Through these additional settlement options upon conversion of the New Notes we believe that we gain added flexibility and can better manage our long-term capital structure. For example, if we elect to settle any conversions of the New Notes in cash or a combination of cash and shares, we may be able to reduce our related share issuance as well as the dilutive effect of such conversions as compared to the Old Notes.

The additional settlement features included in the New Notes may also permit us to exclude certain shares from our diluted shares outstanding for purposes of calculating our diluted earnings per share. Convertible debt instruments (such as the New Notes) that may be settled entirely or partly in cash may, in certain circumstances where the borrower has the ability and intent to settle in cash, be accounted for utilizing the treasury stock method. Under this method, if we have the ability and intent to repay the principal in cash, the shares issuable upon conversion of the New Notes would not be included in the calculation of diluted earnings per share except to the extent that the conversion value of the New Notes exceeds their principal amount. As of the date of this prospectus, we have not made a determination that we will use the treasury stock method, and we cannot be certain that applicable accounting standards will permit the use of the treasury stock method.

Q:	When will the exchange offer expire?

A:	The exchange offer will expire at 12:00 midnight, New York City time, at the end of the day on July 28, 2017, unless extended or earlier terminated by us. We may extend the expiration date for any reason. If we decide to extend it, we will announce any extensions by press release or other permitted means no later than 9:00 a.m., New York City time, on the business day after the scheduled expiration of the exchange offer.

Q:	What will you receive in the exchange offer if you tender your Old Notes and they are accepted?

A:	For each $1,000 original principal amount of Old Notes that we accept in the exchange, you will, receive $1,000 original principal amount of New Notes plus an exchange fee in the amount of $2.50. The exchange will be made upon the terms and subject to the conditions set forth in this document.

Q:	If the Exchange Offer is consummated but you do not tender your Old Notes, how will your rights be affected?

A:	If you do not exchange your Old Notes in this exchange offer, or if your Old Notes are not accepted for exchange, you will continue to hold your Old Notes and will be entitled to all the rights and subject to all the limitations applicable to the Old Notes.

Q:	What amount of Old Notes are we seeking in the exchange offer?

A:	We are seeking to exchange all $350,000,000 of our outstanding Old Notes.

Q:	What is the minimum amount of Old Notes required to be tendered in the exchange offer?

A:	There is no minimum—the exchange offer is not conditioned upon the valid tender of a minimum aggregate original principal amount of Old Notes.

Q:	Will we exchange all of the Old Notes validly tendered?

A:	Yes. We will exchange all of the Old Notes validly tendered pursuant to the terms of the exchange offer, if the exchange offer is consummated.

Q:	What are the conditions to the completion of the exchange offer?

A:

The exchange offer is subject to a limited number of conditions, some of which we may waive in our sole discretion. Most significantly, the registration statement of which this prospectus forms a part must be declared effective by the Securities and Exchange Commission and we must not have terminated or withdrawn the exchange offer, which we may do in our sole discretion. If any of these conditions are not satisfied, we will not be obligated to accept and exchange any tendered Old Notes. Prior to the expiration date of the exchange offer, we reserve the right to terminate, withdraw or amend the exchange offer as described in this prospectus. We describe the conditions to the exchange offer in greater detail in the section titled “The Exchange Offer—Conditions for Completion of the Exchange Offer.”

Q:	Who may participate in the Exchange Offer?

A:	All holders of the Old Notes may participate in the exchange offer.

Q:	Do you have to tender all of your Old Notes to participate in the exchange offer?

A:	No. You do not have to tender all of your Old Notes to participate in the exchange offer.

Q:	Will the New Notes be freely tradable?

A:	Yes. The New Notes are being simultaneously registered under the Securities Act of 1933 on a registration statement of which this prospectus forms a part. The consummation of the exchange offer is contingent on the Securities and Exchange Commission declaring this registration statement effective.

Q:	Will the New Notes be listed?

A:	We have not applied and do not intend to apply for listing of the New Notes on any securities exchange.

Q:	What risks should you consider in deciding whether or not to tender your Old Notes?

A:	In deciding whether to participate in the exchange offer, you should carefully consider the discussion of risks and uncertainties affecting the exchange offer, our business, the New Notes and our common stock described in the section of this memorandum entitled “Risk Factors,” and the documents incorporated by reference into this prospectus.

Q:	How do you participate in the exchange offer?

A:	In order to exchange Old Notes, you must tender the Old Notes through ATOP. We describe the procedures for participating in the exchange offer in more detail in the section titled “The Exchange Offer—Procedures for Tendering Old Notes.”

Q:	May you withdraw your tender of Old Notes?

A:	Yes. You may withdraw any tendered Old Notes at any time prior to 12:00 midnight, New York City time, at the end of the day on the expiration date of the exchange offer.

Q:	What happens if your Old Notes are not accepted in the exchange offer?

A:	If we do not accept your Old Notes for exchange for any reason, Old Notes tendered by book entry transfer into the exchange agent’s account at The Depository Trust Company will be credited to your account at DTC. Any Old Notes, otherwise tendered, but not accepted for exchange, will be promptly returned to you.

Q:	If you decide to tender your Old Notes, will you have to pay any fees or commissions to us or the exchange agent?

A:	We will pay transfer taxes, if any, applicable to the exchange of Old Notes for New Notes issued to you pursuant to the exchange offer. Additionally, we will pay all other expenses related to the exchange offer, except any commissions or concessions of any broker or dealer.

Q:	How will you be taxed on the exchange of your Old Notes?

A:	Please see the section of this prospectus entitled “Material United States Federal Income Tax Considerations.” The tax consequences to you of the exchange offer are not entirely clear. You should consult your own tax advisor for a full understanding of the tax consequences of participating in the exchange offer.

Q:	Has the Board of Directors adopted a position on the exchange offer?

A:	Our Board of Directors has approved the making of the exchange offer. However, our directors do not make any recommendation as to whether you should tender Old Notes pursuant to the exchange offer. You must make the decision whether to tender Old Notes and, if so, how many Old Notes to tender.

Q:	Who can you call with questions about how to tender your Old Notes?

A:	You should direct any questions regarding procedures for tendering Old Notes to The Bank of New York Mellon Trust Company, N.A., our exchange agent. Any requests for additional copies of this prospectus or the documents incorporated by reference in this prospectus should be directed to us. The address and telephone number for our exchange agent is included on the back cover of this prospectus.

Material Differences Between The Old Notes And The New Notes

The material differences between the Old Notes and the New Notes are illustrated in the table below. The table below is qualified in its entirety by the information contained in this prospectus and the indentures and other documents governing the Old Notes and the New Notes, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. For a more detailed description of the New Notes, see “Description of the New Notes.”

	Old Notes	New Notes
Securities Offered	On October 18, 2010, we issued and sold $350,000,000 aggregate original principal amount of our outstanding 3.75% Convertible Senior Notes due 2018. Each Old Note was issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.	Up to $350,000,000 aggregate original principal amount of New Notes, in denominations of $2,000 original principal amount and integral multiples of $1,000 in excess thereof, offered in exchange for equal original principal amount of Old Notes together with an exchange fee of $2.50 per $1,000 aggregate principal amount of Old Notes.

Settlement upon Conversion	Upon conversion of Old Notes, we will satisfy our conversion option by delivering shares of our common stock.

Upon conversion of New Notes, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election.

In addition, the New Notes contain related modifications to accommodate a settlement in shares of our common stock, cash or a combination thereof at our election. For example, the conversion rate adjustments are generally effective as of the ex-dividend date for a dividend or distribution.

The New Notes

The following is a summary of some of the terms of the New Notes. For a more complete description of the terms of the New Notes, see “Description of the New Notes” in this prospectus.

Issuer	Ciena Corporation

Securities Offered	$350 million principal amount of 3.75% Convertible Senior Notes due 2018.

Interest	The New Notes will bear interest at an annual rate of 3.75%. Interest is payable on April 15 and October 15 of each year, beginning on October 15, 2017.

Maturity Date	October 15, 2018, unless earlier repurchased or converted.

Conversion Rate	The New Notes may be converted into cash, shares of our common stock or a combination thereof, at our election, initially at a conversion rate of 49.5872 shares of our common stock per $1,000 principal amount of New Notes (which is equivalent to an initial conversion price of approximately $20.17 per share) prior to maturity, unless earlier repurchased.

Ranking	The New Notes will be our senior unsecured obligations and will rank pari passu with all of our other senior unsecured debt and senior to all of our future subordinated debt. The New Notes will be structurally subordinated to all present and future debt and other obligations of our subsidiaries. In addition, the New Notes are effectively subordinated to all of our present and future secured debt.

Sinking Fund	None.

Repurchase at Option of Holder upon a Fundamental Change
If we undergo a fundamental change (as defined under “Description of the New Notes—Repurchase at Option of the Holder upon a Fundamental Change”), holders will, subject to certain exceptions, have the right, at their option, to require us to purchase for cash any or all of their New Notes at a price equal to 100% of the principal amount of the New Notes to be repurchased, plus accrued and unpaid interest, including additional interest, if any, to the fundamental change repurchase date.

Adjustment to Conversion Rate Upon a Make-whole Fundamental Change
If a holder elects to convert New Notes in connection with a “make-whole fundamental change,” as defined in this prospectus, we will in certain circumstances increase the conversion rate by a specified number of additional shares, depending on the price paid per share for our common stock in such make-whole fundamental change, as described under “Description of the New Notes—Adjustment to Conversion Rate Upon a Make-whole Fundamental Change.”

Book-Entry Form	The New Notes will be issued in book entry form and are represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the New Notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Listing	Our common stock is traded on the New York Stock Exchange under the symbol “CIEN.” We do not intend to list the New Notes on any exchange.

Risk Factors	Investment in the New Notes involves risks. You should carefully consider the information under “Risk Factors” and all other information included in, or incorporated by reference into, this prospectus before investing in the New Notes.

Trustee, Paying Agent, Security Registrar and Conversion Agent	The Bank of New York Mellon Trust Company, N.A.

RISK FACTORS

An investment in the New Notes involves risk. Before deciding whether to participate in the exchange offer, you should carefully consider the risks and uncertainties discussed below and elsewhere in this prospectus, including those set forth under the heading “Cautionary Note Regarding Forward-Looking Statements,” together with all other information contained or incorporated by reference herein. You should also consider the risks set forth in our most recent Annual Report on Form 10-K, our subsequent Quarterly Reports on Form 10-Q and the other documents we file with the SEC and that are incorporated by reference in this prospectus. Any of the risks discussed below or elsewhere in this prospectus or in our SEC filings incorporated by reference in this prospectus, and other risks we have not anticipated or discussed, could have a material adverse impact on our business, financial condition or results of operations. In that case, our ability to pay interest on the New Notes when due or to repay the New Notes at maturity could be adversely affected, and the trading price of the New Notes could decline substantially.

Risks Related to the New Notes and our Common Stock

The New Notes are effectively subordinated to our secured debt and any liabilities of our subsidiaries.

The New Notes will be our senior unsecured obligations and will rank pari passu with all of our other senior unsecured debt and senior to all of our future subordinated debt. The New Notes will be structurally subordinated to all present and future debt and other obligations of our subsidiaries. In addition, the New Notes are effectively subordinated to all of our present and future secured debt to the extent of the value of the collateral securing such debt. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior or equal in right of payment to the New Notes will be available to pay obligations on the New Notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the New Notes then outstanding.

Outstanding indebtedness under our convertible notes and senior secured credit facilities may adversely affect our liquidity and results of operations and could limit our business.

As of the date of this prospectus, we had approximately $567.1 million in indebtedness repayable at maturity under our outstanding convertible notes, including the Old Notes. In the event that some or all of these notes are converted into common stock, the ownership interests of our existing stockholders will be diluted, and any sales of such shares in the public market following conversion may adversely affect the market price for our common stock. We are also a party to credit agreements relating to a $250 million senior secured asset-based revolving credit facility and outstanding senior secured term loans with approximately $399 million repayable at maturity. The agreements governing these credit facilities contain certain covenants that limit our ability, among other things, to incur additional debt, create liens and encumbrances, pay cash dividends, redeem or repurchase stock, enter into certain acquisition transactions or transactions with affiliates, repay certain indebtedness, make investments or dispose of assets. The agreements also include customary remedies, including the right of the lenders to take action with respect to the collateral securing the loans, that would apply should we default or otherwise be unable to satisfy our debt obligations.

Our indebtedness could have important negative consequences, including:

•	increasing our vulnerability to adverse economic and industry conditions;

•	limiting our ability to obtain additional financing, particularly in unfavorable capital and credit market conditions;

•	debt service and repayment obligations that may adversely impact our results of operations and reduce the availability of cash resources for other business purposes;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the markets in which we operate;

•	placing us at a possible competitive disadvantage relative to competitors that have better access to capital resources; and

•	making it difficult or impossible for us to pay the principal amount of the New Notes at maturity, any cash amounts due upon conversion of the New Notes or the repurchase price of the New Notes upon a fundamental change, thereby causing an event of default under the indenture.

We may also enter into additional transactions or credit facilities, including equipment loans, working capital lines of credit and other long-term debt, which may increase our indebtedness and result in additional restrictions upon our business. In addition, major debt rating agencies regularly evaluate our debt based on a number of factors. There can be no assurance that we will be able to maintain our existing debt ratings, and failure to do so could adversely affect our cost of funds, liquidity and access to capital markets.

In addition, the New Notes will be our obligation exclusively. The indenture for the New Notes will not limit our ability, or that of our subsidiaries, to incur other indebtedness and liabilities. We may have difficulty paying what we owe under the New Notes if we or our subsidiaries incur additional indebtedness or other liabilities.

Recent and future regulatory actions and other events may adversely affect the trading price and liquidity of the New Notes.

We expect that many investors in, and potential purchasers of, the New Notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the New Notes. Investors would typically implement such a strategy by selling short the common stock underlying the New Notes and dynamically adjusting their short position while continuing to hold the New Notes. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the New Notes to effect short sales of our common stock, borrow our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the New Notes.

Volatility in the market price and trading volume of our common stock could adversely impact the trading price of the New Notes.

Our common stock price has experienced substantial volatility in the past, and may remain volatile in the future. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, as well as divergence between our actual or anticipated financial results and published expectations of analysts, and announcements that we, our competitors, or our customers may make. A decrease in the market price of our common stock would likely adversely impact the trading price of the New Notes. The price of our common stock could also be affected by possible sales of our common stock by investors who view the New Notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading prices of the New Notes.

Future sales of our common stock in the public market could lower the market price for our common stock and adversely impact the trading price of the New Notes.

In the future, we may sell additional shares of our common stock to raise capital. In addition, a substantial number of shares of our common stock is reserved for issuance upon the exercise of stock options and upon conversion of the New Notes. The conversion rate for the New Notes will not be adjusted for any of these events. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance and sale of substantial amounts of common stock, or the perception that such issuances and sales may occur, could adversely affect the trading price of the New Notes and the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.

We may not be able to settle conversions of the New Notes or repurchase the New Notes for cash upon a fundamental change if holders require us to purchase all or a portion of their New Notes on a fundamental change repurchase date.

Upon the occurrence of a fundamental change, we will be required to offer to purchase all outstanding New Notes for cash at a price equal to 100% of their principal amount plus accrued and unpaid interest, if any, to the date of repurchase. In addition, upon conversion of the New Notes, unless we elect to deliver solely shares of our common stock to settle such conversion (other than paying cash in lieu of delivering any fractional share), we will be required to make cash payments in respect of the New Notes being converted as described under “Description of the New Notes—Settlement upon Conversion.” We may not have sufficient funds or be able to arrange for financing at the time of a fundamental change or conversion to pay all or a portion of the repurchase price in cash in connection with a tender of New Notes for repurchase or to pay cash upon conversions of the New Notes. In addition, our ability to repurchase your New Notes for cash or to pay cash upon conversions of the New Notes may be subject to limitations imposed by any credit facilities or indebtedness we may incur in the future.

The accounting method for convertible debt securities that may be settled in cash, such as the New Notes, could have a material effect on our reported financial results.

In May 2008, the Financial Accounting Standards Board, which we refer to as FASB, issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), which has subsequently been codified as Accounting Standards Codification 470-20, Debt with Conversion and Other Options, which we refer to as ASC 470-20. Under ASC 470-20, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the New Notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of ASC 470-20 on the accounting for the New Notes is that the equity component is required to be included in the additional paid-in capital section of stockholders’ equity on our consolidated balance sheet, and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the New Notes. As a result, we will be required to record a greater amount of non-cash interest expense in current periods presented as a result of the amortization of the discounted carrying value of the New Notes to their face amount over the term of the New Notes. We will report lower net income in our financial results because ASC 470-20 will require interest to include both the current period’s amortization of the debt discount and the instrument’s coupon interest, which could adversely affect our reported or future financial results, the trading price of our common stock and the trading price of the New Notes.

In addition, under certain circumstances, convertible debt instruments (such as the New Notes) that may be settled entirely or partly in cash are currently accounted for utilizing the treasury stock method, the effect of which is that the shares issuable upon conversion of the New Notes are not included in the calculation of diluted earnings per share except to the extent that the conversion value of the New Notes exceeds their principal amount. Under the treasury stock method, for diluted earnings per share purposes, the transaction is accounted for as if the number of shares of common stock that would be necessary to settle such excess, if we elected to settle such excess in shares, are issued. We cannot be sure that the accounting standards in the future will continue to permit the use of the treasury stock method. If we are unable to use the treasury stock method in accounting for the shares issuable upon conversion of the New Notes, then our diluted earnings per share would be adversely affected.

There currently is no public market for the New Notes.

Prior to the issuance of the New Notes, there has been no public market for any of the New Notes, and there can be no assurance as to:

•	the liquidity of any such market that may develop;

•	the ability of the holders to sell their New Notes; or

•	the price at which the holders would be able to sell their New Notes.

If such a market were to exist, the New Notes could trade at prices that may be higher or lower than the principal amount or repurchase price of the New Notes, depending on many factors, including prevailing interest rates, the market for similar notes, and our financial performance. We do not presently intend to apply for the listing of the New Notes on any securities exchange or for inclusion of the New Notes on any automated quotation system.

Holders of the New Notes may have to pay tax with respect to distributions on our common stock that they do not receive.

The terms of the New Notes allow for changes in the conversion rate of the New Notes in certain circumstances. An increase in the conversion rate will allow holders of New Notes to receive more shares of common stock on conversion, which may increase those New Note holders’ proportionate interests in our earnings and profits or assets. In that case, those New Note holders could be treated for U.S. federal income tax purposes as though they received a dividend in the form of our common stock. Such a constructive stock dividend could be taxable to those New Note holders, although they would not actually receive any cash or other property. If you are a Non-U.S. Holder (as defined under “Material United States Federal Income Tax Considerations”), such constructive dividend may be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable treaty), which may be withheld from subsequent payments on the New Notes. You should carefully consider the information under “Material United States Federal Income Tax Considerations”.

The New Notes contain no restrictive covenants.

The indenture for the New Notes will not contain any financial covenants or restrict our ability to repurchase our securities, pay dividends or make restricted payments, nor will it contain covenants or other provisions to afford holders protection in the event of a transaction that substantially increases our level of indebtedness. Furthermore, the requirement that we offer to repurchase the New Notes upon a fundamental change is limited to transactions specified in the definition of “fundamental change” and may not include other events that might adversely affect our financial condition. In addition, the requirement, if applicable, that we offer to repurchase the New Notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

Rating agencies may provide unsolicited ratings on the New Notes that could reduce the market value or liquidity of the New Notes and our common stock.

We have not requested a rating of the New Notes from any rating agency and we do not anticipate that the New Notes will be rated. However, if one or more rating agencies rates the New Notes and assigns the New Notes a rating lower than the rating expected by investors, or reduces their rating in the future, the market price or liquidity of the New Notes and our common stock could be harmed.

Holders of New Notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to our common stock to the extent our conversion obligation includes shares of our common stock.

Holders of New Notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) prior to the conversion date relating to such New Notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), but holders of New Notes will be subject to all changes affecting our common stock. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date related to a holder’s conversion of its New Notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.

Upon conversion of the New Notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right but before we settle our conversion obligation.

Under the New Notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders New Notes for conversion until the date we settle our conversion obligation.

Upon conversion of the New Notes, we have the option to pay or deliver, as the case may be, cash, shares of our common stock, or a combination of cash and shares of our common stock. If we elect to satisfy our conversion obligation in cash or a combination of cash and shares of our common stock, the amount of consideration that you will receive upon conversion of your New Notes will be determined by reference to the volume-weighted average price of our common stock for each trading day in a 20 trading day observation period. As described under “Description of the New Notes—Settlement upon Conversion,” this period would be (i) if the relevant conversion date occurs prior to the 30th scheduled trading day immediately preceding the maturity date, the 20 consecutive trading day period beginning on, and including, the second trading day immediately succeeding such conversion date; and (ii) if the relevant conversion date occurs on or after the 30th scheduled trading day immediately preceding the maturity date, the 20 consecutive trading days beginning on, and including, the maturity date. Accordingly, if the price of our common stock decreases during this period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our common stock at the end of such period is below the average volume-weighted average price of our common stock during such period, the value of any shares of our common stock that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares that you will receive.

If we elect to satisfy our conversion obligation solely in shares of our common stock upon conversion of the New Notes, we will be required to deliver the shares of our common stock, together with cash for any fractional share, no later than the third business day following the relevant conversion date. Accordingly, if the price of our common stock decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the conversion value of the New Notes on the conversion date.

The adjustment to the conversion rate, if any, for New Notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your New Notes as a result of such transaction.

If a make-whole fundamental change occurs prior to maturity, under certain circumstances, we will increase the conversion rate by a number of additional shares of our common stock for New Notes converted in connection with such make-whole fundamental change. The increase in the conversion rate will be determined based on the date on which the make-whole fundamental change becomes effective and the price paid per share of our common stock in such transaction, as described below under “Description of the New Notes—Adjustment to Conversion Rate Upon a Make-whole Fundamental Change.” The adjustment to the conversion rate for New Notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your New Notes as a result of such transaction. In no event will the total number of shares of common stock issuable upon conversion as a result of this adjustment exceed 65.6972 per $1,000 principal amount of New Notes, subject to adjustments in the same manner as the conversion rate as set forth under “Description of the New Notes—Anti-dilution Adjustments.”

In addition, there may be circumstances under which the conversion rate will not be increased by any additional shares following a make-whole fundamental change. For example, if the price of our common stock in the transaction is greater than $100.00 per share or less than $15.22 per share (in each case, subject to adjustment), no additional shares will be added to the conversion rate.

Our obligation to increase the conversion rate upon the occurrence of a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

The conversion rate of the New Notes may not be adjusted for all dilutive events.

The conversion rate of the New Notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offer as described under “Description of the New Notes—Anti-dilution Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer that may adversely affect the trading price of the New Notes or our common stock. An event that adversely affects the value of the New Notes may occur, and that event may not result in an adjustment to the conversion rate.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the New Notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your New Notes. However, the fundamental change provisions will not afford protection to holders of New Notes in the event of other transactions that could adversely affect the New Notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the New Notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the New Notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of New Notes.

Risks Relating to the Exchange Offer

The U.S. federal income tax consequences of the exchange of the Old Notes for the New Notes are unclear.

The U.S. federal income tax consequences of the exchange offer is not entirely clear. We will take the position that the exchange of Old Notes for New Notes will not constitute a significant modification of the terms of the Old Notes for U.S. federal income tax purposes. That position, however, could be challenged by the Internal Revenue Service. Assuming the exchange of the Old Notes for the New Notes does not result in a significant modification of the terms of the Old Notes, the New Notes will be treated as a continuation of the Old Notes for U.S. federal income tax purposes and there should be no U.S. federal income tax consequences to a beneficial owner who exchanges Old Notes for New Notes pursuant to the exchange offer (other than with respect to the receipt of the exchange fee). If, contrary to our position, the exchange of the Old Notes for the New Notes does constitute a significant modification of the terms of the Old Notes, the U.S. federal income tax consequences to you could materially differ. See “Material United States Federal Income Tax Considerations” of the exchange offer for more information. The receipt of the exchange fee by Non-U.S. Holders (as defined below) may be subject to U.S. federal withholding tax.

If you do not exchange your Old Notes, the Old Notes you retain may become less liquid as a result of the exchange offer.

If a significant number of Old Notes are exchanged in the exchange offer, the liquidity of the trading market for the Old Notes, if any, after the completion of the exchange offer may be substantially reduced. Any Old Notes exchanged will reduce the aggregate number of Old Notes outstanding. As a result, the Old Notes may trade at a discount to the price at which they would trade if the transactions contemplated by this prospectus were not consummated, subject to prevailing interest rates, the market for similar securities and other factors. We cannot assure you that an active market in the Old Notes will exist or be maintained and we cannot assure you as to the prices at which the Old Notes may be traded.

You must follow the exchange offer procedures carefully in order to receive the New Notes.

If you do not follow the procedures described in this prospectus, you will not receive any New Notes. If you want to tender your Old Notes in exchange for New Notes, you will need to transmit your acceptance through the Automated Tender Offer Program described under “The Exchange Offer—Procedures for Tendering Old Notes,” prior to the expiration date, and you should allow sufficient time to ensure timely completion of these procedures to ensure delivery. No one is under any obligation to give you notification of defects or irregularities with respect to tenders of Old Notes for exchange.

Our Board of Directors has not made a recommendation with regard to whether or not you should tender your Old Notes in the exchange offer and we have not obtained a third-party determination that the exchange offer is fair to holders of the Old Notes.

We are not making a recommendation as to whether holders of the Old Notes should exchange them. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of the Old Notes for purposes of negotiating the terms of the exchange offer and/or preparing a report concerning the fairness of the exchange offer. We cannot assure holders of the Old Notes that the value of the New Notes received in the exchange offer will in the future equal or exceed the value of the Old Notes tendered and we do not take a position as to whether you ought to participate in the exchange offer.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference contain statements that discuss future events or expectations, projections of results of operations or financial condition, changes in the markets for our products and services, trends in our business, business prospects and strategies and other “forward-looking” information. In some cases, you can identify “forward-looking statements” by words like “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential,” “projects,” “targets,” or “continue” or the negative of those words and other comparable words. These statements may relate to, among other things, adoption of next-generation network technology and software programmability and control of networks; our competitive landscape; market conditions and growth opportunities; factors impacting our industry; factors impacting the businesses of network operators and their network architectures; our corporate strategy, including our research and development, supply chain and go-to-market initiatives; efforts to increase application of our solutions in customer networks and to increase the reach of our business into new or growing customer and geographic markets; our backlog and seasonality in our business; expectations for our financial results, revenue, gross margin, operating expense and key operating measures in future periods; the adequacy of our sources of liquidity to satisfy our working capital needs, capital expenditures, and other liquidity requirements; business initiatives including real estate and IT transitions or initiatives; and market risks associated with financial instruments and foreign currency exchange rates. These statements are subject to known and unknown risks, uncertainties and other factors, and actual events or results may differ materially due to factors such as:

•	our ability to execute our business and growth strategies;

•	fluctuations in our revenue and operating results and our financial results generally;

•	the loss of any of our large customers, a significant reduction in their spending, or a material change in their networking or procurement strategies;

•	the competitive environment in which we operate;

•	market acceptance of products and services currently under development and delays in product or software development;

•	lengthy sales cycles and onerous contract terms with communications service providers, Web-scale providers and other large customers;

•	product performance problems and undetected errors;

•	our ability to diversify our customer base beyond our traditional customers and broaden the application for our solutions in communications networks;

•	the level of growth in network traffic and bandwidth consumption and corresponding level of investment in network infrastructures by network operators;

•	the international scale of our operations and fluctuations in currency exchange rates;

•	our ability to forecast accurately demand for our products for purposes of inventory purchase practices;

•	the impact of pricing pressure and price erosion that we regularly encounter in our markets;

•	our ability to enforce our intellectual property rights, and costs we may incur in response to intellectual property right infringement claims made against us;

•	the continued availability on commercially reasonable terms of software and other technology under third party licenses;

•	failure to maintain the security of confidential, proprietary or otherwise sensitive business information or systems or to protect against cyber security attacks;

•	the performance of our third party contract manufacturers;

•	changes or disruption in components or supplies provided by third parties, including sole and limited source suppliers;

•	our ability to manage effectively our relationships with third party service partners and distributors;

•	unanticipated risks and additional obligations in connection with our resale of complementary products or technology of other companies;

•	our new distribution relationships under which we will make available certain technology as a component;

•	our exposure to the credit risks of our customers and our ability to collect receivables;

•	modification or disruption of our internal business processes and information systems;

•	the effect of our outstanding indebtedness on our liquidity and business;

•	fluctuations in our stock price and our ability to access the capital markets to raise capital;

•	unanticipated expenses or disruptions to our operations caused by facilities transitions or restructuring activities;

•	inability to attract and retain experienced and qualified personnel;

•	disruptions to our operations caused by strategic acquisitions and investments or the inability to achieve the expected benefits and synergies of newly-acquired businesses;

•	our ability to grow our software business and address networking strategies including software-defined networking and network function virtualization;

•	changes in, and the impact of, government regulations, including with respect to: the communications industry generally; the business of our customers; the use, import or export of products; and the environment, potential climate change and other social initiatives;

•	future legislation or executive action in the U.S. relating to tax policy or trade regulation;

•	impairment charges caused by the write-down of goodwill or long-lived assets;

•	our ability to maintain effective internal controls over financial reporting and liabilities that result from the inability to comply with corporate governance requirements; and

•	adverse results in litigation matters.

These are only some of the factors that may affect the forward-looking statements contained in this prospectus. For a discussion identifying additional important factors that could cause actual results to vary materially from those anticipated in the forward-looking statements, see “Risk Factors” herein and in our filings with the Securities and Exchange Commission (“SEC”). You should review these risk factors for a more complete understanding of the risks associated with an investment in our securities. For a more complete understanding of the risks associated with an investment in Ciena’s securities, you should review these risk factors and the rest of this prospectus in combination with the more detailed description of our business and management’s discussion and analysis of financial condition and risk factors described in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. However, we operate in a very competitive and rapidly changing environment and new risks and uncertainties emerge, are identified or become apparent from time to time. It is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. You should be aware that the forward-looking statements contained in this prospectus are based on our current views and assumptions. We undertake no obligation to revise or update any forward-looking statements made in this this prospectus to reflect events or circumstances after the date hereof or to reflect new information or the occurrence of unanticipated events, except as required by law. The forward-looking statements in this prospectus are intended to be subject to protection afforded by the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

PRICE RANGE OF COMMON STOCK; DIVIDENDS

Our common stock trades on the New York Stock Exchange, or NYSE, under the symbol “CIEN.” The following table sets forth on a per share basis the high and low intra-day prices on the NYSE, based upon published financial sources for our common stock. Our fiscal quarters end on the Saturday nearest to the last day of January, April, July and October, respectively, of each year. For purposes of financial statement presentation, each fiscal year is described as having ended on October 31, and the fiscal quarters are described as having ended on January 31, April 30 and July 31 of each fiscal year.

For a more detailed discussion of our common stock, see “Description of Our Common Stock.”

	Common Stock Price
	High	Low
Fiscal Year 2012
First Quarter	$15.84	$10.30
Second Quarter	17.39	13.40
Third Quarter	16.86	11.45
Fourth Quarter	18.39	11.96
Fiscal Year 2013
First Quarter	$16.72	$12.41
Second Quarter	17.78	14.14
Third Quarter	23.48	14.22
Fourth Quarter	27.94	19.78
Fiscal Year 2014
First Quarter	$24.37	$20.93
Second Quarter	27.16	18.88
Third Quarter	22.94	18.00
Fourth Quarter	20.98	13.77
Fiscal Year 2015
First Quarter	$20.32	$14.69
Second Quarter	22.50	17.86
Third Quarter	26.50	20.67
Fourth Quarter	25.49	17.97
Fiscal Year 2016
First Quarter	$25.46	$16.63
Second Quarter	21.14	16.32
Third Quarter	21.87	15.62
Fourth Quarter	23.60	18.72
Fiscal Year 2017
First Quarter	$25.32	$18.94
Second Quarter	26.84	21.43
Third Quarter (through July 13, 2017)	27.98	22.35

On July 13, 2017, the reported last sale price of our common stock on the New York Stock Exchange was $25.80 per share. As of July 13, 2017, there were 142,670,024 shares of common stock outstanding.

We have never declared or paid any cash dividends on our capital stock.

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the selected consolidated financial data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, incorporated by reference to our Annual Report on Form 10-K for the year ended October 31, 2016 and our Quarterly Report on Form 10-Q for the period ended April 30, 2017. The selected consolidated financial data as of October 31, 2015 and 2016 and for the years ended October 31, 2014, 2015 and 2016 are derived from audited financial statements included in our Annual Report on Form 10-K for the year ended October 31, 2016 and incorporated by reference in this prospectus. The selected consolidated financial data as of October 31, 2012, 2013 and 2014 and for the years ended October 31, 2012 and 2013 are derived from our audited financial statements not included or incorporated by reference in this prospectus. The selected consolidated financial data as of April 30, 2016 and 2017 and for the six months ended April 30, 2016 and 2017 are derived from unaudited financial statements included in our Quarterly Report on Form 10-Q for the quarter ended April 30, 2017 and incorporated by reference in this prospectus, and have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information, and in our opinion, reflect all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of our results of operations and financial position. The results of operations for the six months ended April 30, 2017 are not necessarily indicative of the results of operations to be expected for the full year or any future period.

Statement of Operations Data:

	Six Months Ended April 30,		Year Ended October 31,
(in thousands, except per share data)	2017	2016	2016	2015	2014	2013	2012
Revenue	$1,328,519	$1,213,832	$2,600,573	$2,445,669	$2,288,289	$2,082,546	$1,833,923
Cost of goods sold	736,494	679,289	1,438,997	1,370,106	1,339,937	1,217,371	1,109,699

Gross profit	592,025	534,543	1,161,576	1,075,563	948,352	865,175	724,224

Operating expenses:
Research and development	238,492	222,649	451,794	414,201	401,180	383,408	364,179
Selling and marketing	173,553	169,146	349,731	333,836	328,325	304,170	266,338
General and administrative	70,854	66,345	132,828	123,402	126,824	122,432	114,002
Amortization of intangible assets	25,531	32,428	61,508	69,511	45,970	49,771	51,697
Acquisition and integration costs	—	3,584	4,613	25,539	—	—	—
Restructuring costs	6,671	919	4,933	8,626	349	7,169	7,854

Total operating expenses	515,101	495,071	1,005,407	975,115	902,648	866,950	804,070

Income (loss) from operations	76,924	39,472	156,169	100,448	45,704	(1,775)	(79,846)
Interest and other income (loss), net	(2,548)	(7,809)	(12,795)	(25,505)	(25,262)	(5,744)	(15,200)
Interest expense	(28,511)	(25,318)	(56,656)	(51,179)	(47,115)	(44,042)	(39,653)
Loss on extinguishment of debt	—	—	—	—	—	(28,630)	—

Income (loss) before income taxes	45,865	6,345	86,718	23,764	(26,673)	(80,191)	(134,699)
Provision for income taxes	3,978	3,894	14,134	12,097	13,964	5,240	9,322

Net income (loss)	$41,887	$2,451	$72,584	$11,667	$(40,637)	$(85,431)	$(144,021)

Basic net income (loss) per common share	$0.30	$0.02	$0.52	$0.10	$(0.38)	$(0.83)	$(1.45)

Diluted net income (loss) per potential common share	$0.29	$0.02	$0.51	$0.10	$(0.38)	$(0.83)	$(1.45)

Weighted average basic common shares outstanding	141,223	137,313	138,312	118,416	105,783	102,350	99,341

Weighted average diluted potential common shares outstanding	147,842	138,693	150,704	120,101	105,783	102,350	99,341

Balance Sheet Data:

	Six Months Ended April 30,		Year Ended October 31,
(in thousands)	2017	2016	2016	2015	2014	2013	2012
Cash and cash equivalents	$628,623	$922,033	$777,615	$790,971	$586,720	$346,487	$642,444
Short-term investments	$274,779	$195,179	$275,248	$135,107	$140,205	$124,979	$50,057
Total current assets	$1,942,250	$2,078,049	$2,013,192	$1,864,210	$1,693,190	$1,395,802	$1,415,690
Long-term investments	$89,852	$125,233	$90,172	$95,105	$50,057	$15,031	$—
Total non-current assets(1)	$834,853	$892,427	$860,383	$820,791	$365,652	$393,055	$447,307
Total assets(1)	$2,777,103	$2,970,476	$2,873,575	$2,685,001	$2,058,842	$1,788,857	$1,862,997
Current portion of long- debt(1)	$189,221	$5,000	$236,241	$2,500	$189,634	$—	$215,751
Total current liabilities(1)	$806,773	$630,132	$891,545	$667,034	$780,707	$615,055	$684,511
Long-term debt, net(1)	$929,182	$1,494,282	$1,017,441	$1,261,589	$1,261,430	$1,198,106	$1,208,119
Total non- current liabilities(1)	$1,123,785	$1,671,332	$1,215,690	$1,397,091	$1,347,750	$1,256,479	$1,267,458
Total Liabilities(1)	$1,930,558	$2,301,464	$2,107,234	$2,064,125	$2,128,457	$1,871,534	$1,951,969
Stockholders’ equity (deficit)	$846,545	$669,012	$766,341	$620,876	$(69,615)	$(82,677)	$(88,972)
Net book value per share	$5.97

(1)	In April 2015, Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2015-03, Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”). ASU 2015-03 requires debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the carrying value of that debt liability, consistent with debt discounts. ASU 2015-03 is to be applied on a retrospective basis and represents a change in accounting principle. In August 2015, the FASB issued Accounting Standards Update No. 2015-15, “Interest—Imputation of Interest (Subtopic 835-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements—Amendments to SEC Paragraphs Pursuant to Staff Announcement at June 18, 2015 EITF Meeting” (“ASU 2015-15”), which clarifies the treatment of debt issuance costs from line-of-credit arrangements after the adoption of ASU 2015-03. In particular, ASU 2015-15 clarifies that the SEC staff would not object to an entity deferring and presenting debt issuance costs related to a line-of-credit arrangement as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of such arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. Ciena adopted these ASUs during the first quarter of fiscal 2017. The adoption of ASU 2015-03 resulted in the reclassification of unamortized debt issuance costs related to Ciena’s convertible notes and term loans from other long-term assets to current portion of long-term debt and long-term debt, net in Ciena’s Consolidated Balance sheets in the amount of $6.4 million at April 30, 2017, $11.1 million at April 30, 2016, $8.9 million at October 31, 2016, $10.0 million at October 31, 2015, $13.8 million at October 31, 2014, $13.9 million at October 31, 2013, and $18.1 million at October 31, 2012. As permitted by ASU 2015-15, Ciena elected not to reclassify unamortized debt issuance costs associated with its ABL Credit Facility and continue to present such capitalized costs in other assets.

RATIO OF EARNINGS TO FIXED CHARGES

The table below presents the ratio of earnings to fixed charges for the last five fiscal years and the six months ended April 30, 2017.

	Six Months Ended April 30,	Fiscal Years Ended October 31,
	2017	2016	2015	2014		2013		2012
	(Unaudited)
Ratio of earnings to fixed charges	2.36	2.33	1.40	—	(1)	—	(2)	—	(3)

(1)	Earnings for the year ended October 31, 2014 were inadequate to cover fixed charges by $26.7 million.
(2)	Earnings for the year ended October 31, 2013 were inadequate to cover fixed charges by $80.2 million.
(3)	Earnings for the year ended October 31, 2012 were inadequate to cover fixed charges by $134.7 million.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

The purpose of this exchange offer is to change certain terms of the Old Notes related to our settlement options upon conversion by holders of the notes. The New Notes give us the option, at our election, to settle conversions for cash, shares of our common stock, or a combination of cash and shares. The New Notes also contain related modifications to accommodate that settlement method. The Old Notes only allow for settlement in shares of common stock upon conversion. Through these additional settlement options upon conversion of the New Notes we believe that we gain added flexibility and can better manage our long-term capital structure. For example, if we elect to settle any conversions of the New Notes in cash or a combination of cash and shares, we may be able to reduce our related share issuance as well as the dilutive effect of such conversions as compared to the Old Notes.

The additional settlement features included in the New Notes may also permit us to exclude certain shares from our diluted shares outstanding for purposes of calculating our diluted earnings per share. Convertible debt instruments (such as the New Notes) that may be settled entirely or partly in cash may, in certain circumstances where the borrower has the ability and intent to settle in cash, be accounted for utilizing the treasury stock method. Under this method, if we have the ability and intent to repay the principal in cash, the shares issuable upon conversion of the New Notes would not be included in the calculation of diluted earnings per share except to the extent that the conversion value of the New Notes exceeds their principal amount. As of the date of this prospectus, we have not made a determination that we will use the treasury stock method, and we cannot be certain that applicable accounting standards will permit the use of the treasury stock method.

Terms of the Exchange Offer; Period for Tendering Old Notes

We are offering, upon the terms and subject to the conditions set forth in this prospectus, to exchange $1,000 principal amount of New Notes and the exchange fee of $2.50 for each $1,000 original principal amount of validly tendered and accepted Old Notes. We are offering to exchange any and all of the Old Notes validly tendered. However, the exchange offer is subject to the conditions described in this prospectus.

You may tender all, some or none of your Old Notes, subject to the terms and conditions of the exchange offer. Holders of Old Notes must tender their Old Notes in a minimum $2,000 original principal amount and integral multiples of $1,000 in excess thereof.

The exchange offer is not being made to holders of Old Notes in any jurisdiction in which the exchange offer would not be in compliance with the securities or blue sky laws of that jurisdiction.

Our board of directors and officers do not make any recommendation to the holders of Old Notes as to whether or not to exchange all or any portion of their Old Notes. Further, no person has been authorized to give any information or make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. You must make your own decision whether to tender your Old Notes for exchange and, if so, the amount of Old Notes to tender.

Expiration Date

The expiration date for the exchange offer is 12:00 midnight, New York City time, at the end of the day on July 28, 2017, unless we extend the exchange offer. We may extend this expiration date for any reason. The last date on which tenders will be accepted, whether on July 28, 2017 or any later date to which the exchange offer may be extended, is referred to as the expiration date.

Extensions; Amendments

We expressly reserve the right, in our discretion, for any reason to:

•	delay the acceptance of Old Notes tendered for exchange, for example, in order to allow for the correction of any irregularity or defect in the tender of Old Notes, provided that in any event we will promptly issue New Notes or return tendered Old Notes after expiration or withdrawal of the exchange offer;

•	extend the time period during which the exchange offer is open, by giving written notice of an extension to the holders of Old Notes in the manner described below; during any extension, all Old Notes previously tendered and not withdrawn will remain subject to the exchange offer;

•	waive any condition or amend any of the terms or conditions of the exchange offer, other than the condition that the registration statement becomes effective under the Securities Act; and

•	terminate the exchange offer, as described under “—Conditions for Completion of the Exchange Offer” below.

If we consider an amendment to the exchange offer to be material, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment or waiver in a prospectus supplement, and if required by law, we will extend the exchange offer for a period of five to twenty business days.

We will promptly give written notice of any extension, amendment, non-acceptance or termination of the offer to the holders of the Old Notes. In the case of any extension, we will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. In the case of an amendment, we will issue a press release or other public announcement.

Procedures for Tendering Old Notes

If you are a DTC participant that has Old Notes that are credited to your DTC account and that are held of record by DTC’s nominee, you may directly tender your Old Notes by book-entry transfer as if you were the record holder. Because of this, references herein to registered or record holders include DTC participants with Old Notes credited to their accounts. If you are not a DTC participant, you may tender your Old Notes by book-entry transfer by contacting your broker or opening an account with a DTC participant.

A holder who wishes to exchange Old Notes in the exchange offer must cause to be transmitted to the exchange agent an agent’s message, which agent’s message must be received by the exchange agent prior to 12:00 midnight, New York City time, at the end of the day on the expiration date. In addition, the exchange agent must receive a timely confirmation of book-entry transfer of the Old Notes into the exchange agent’s account at DTC through ATOP under the procedure for book-entry transfers described herein along with a properly transmitted agent’s message, on or before the expiration date.

The term “agent’s message” means a message, transmitted by DTC to, and received by, the exchange agent, and forming a part of the book-entry confirmation, that states that DTC has received an express acknowledgement from the tendering participant stating that the participant has received and agrees to be bound by the terms and subject to the conditions set forth in this prospectus and that we may enforce the agreement against the participant. To receive confirmation of valid tender of Old Notes, a holder should contact the exchange agent at the telephone number indicated on the back cover of this prospectus.

Any valid tender of Old Notes that is not withdrawn prior to the expiration date will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus. Only a registered holder of Old Notes may tender the Old Notes in the exchange offer. If you wish to tender Old Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should promptly instruct the registered holder to tender on your behalf.

We will determine in our sole discretion all questions as to the validity, form, eligibility and acceptance of Old Notes tendered for exchange. We reserve the right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes which acceptance might, in our reasonable judgment be unlawful. We also reserve the right to waive any defects or irregularities in the tender of Old Notes. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as we shall determine. Neither we, the exchange agent, the trustee, nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification. We may delegate our authority in these matters to the exchange agent. Our determination will be final and binding, subject to judgments by a court of law having competent jurisdiction over such matters.

Tenders of Old Notes involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived. Old Notes received by the exchange agent in connection with the exchange offer that are not validly tendered and as to which the irregularities have not been cured within the time period we determine or waived will be returned by the exchange agent to the DTC participant who delivered such Old Notes by crediting an account maintained at DTC designated by such DTC participant promptly after the expiration date of the exchange offer or the withdrawal or termination of the exchange offer.

In addition, we reserve the right in our sole discretion to purchase or make offers for any Old Notes that remain outstanding after the expiration date or, as set forth under “—Conditions for Completion of the Exchange Offer,” to terminate the exchange offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions, or otherwise. The terms of any of these purchases or offers could differ from the terms of the exchange offer.

Subject to and effective upon the acceptance for exchange and exchange of New Notes and payment of the applicable exchange fee for Old Notes tendered by a holder of Old Notes causing an agent’s message to be transmitted to the exchange agent, a tendering holder of Old Notes will be deemed to:

•	have agreed to irrevocably sell, assign and transfer to or upon our order all right, title and interest in and to, and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of, the Old Notes tendered thereby;

•	have released and discharged us, and the trustee with respect to the Old Notes, from any and all claims such holder may have, now or in the future, arising out of or related to the Old Notes, including, without limitation, any claims that such holder is entitled to participate in any redemption of the Old Notes, but excluding any claims arising now or in the future under federal securities laws;

•	have represented and warranted that the Old Notes tendered were owned as of the date of tender, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind, other than restrictions imposed by applicable securities laws; and

•	have irrevocably appointed the exchange agent the true and lawful agent and attorney-in-fact of the holder with respect to any tendered Old Notes, with full powers of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to cause the Old Notes tendered to be assigned, transferred and exchanged in the exchange offer.

Binding Interpretation

We will determine in our sole discretion, all questions as to the validity, form, eligibility and acceptance of Old Notes tendered for exchange. We reserve the right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes which acceptance might, in our reasonable judgment be unlawful. We also reserve the right, subject to applicable law and regulations, to waive any defects or irregularities in the tender of Old Notes. Unless waived, any defects or irregularities in connection with tenders of Old Notes for exchange must be cured within such reasonable period of time as we shall determine.

Neither we, the exchange agent, the trustee, nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification. We may delegate our authority in these matters to the exchange agent. Our determination will be final and binding, subject to judgments by a court of law having competent jurisdiction over such matters.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all Old Notes properly tendered, and will issue the New Notes promptly after acceptance of the Old Notes. The discussion under the heading “—Conditions for Completion of the Exchange Offer” provides further information regarding the conditions to the exchange offer. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if we have given written notice to the exchange agent.

In all cases, issuance of New Notes for Old Notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of:

•	a timely book-entry confirmation of such Old Notes into the exchange agent’s account at the DTC book-entry transfer facility; and

•	an electronic confirmation of the submitting holder’s acceptance through DTC’s ATOP system.

Return of Old Notes Not Accepted for Exchange

If we do not accept any tendered Old Notes for any reason set forth in the terms and conditions of the exchange offer, or if Old Notes are submitted for a greater principal amount than the holder desires to exchange will be promptly returned, without expense, to the tendering holder after the expiration or termination of the exchange offer. Any unaccepted or non-exchanged Old Notes tendered by book-entry transfer into the exchange agent’s account at the book-entry transfer facility will be returned in accordance with the book-entry procedures described above, and the Old Notes that are not to be exchanged will be credited to an account maintained with DTC, as promptly as practicable after the expiration or termination of the exchange offer.

Withdrawal Rights

You may withdraw your tender of Old Notes at any time before the exchange offer expires and, if not accepted for payment, after the expiration of 40 business days from the commencement of the exchange offer. For a withdrawal to be effective, the holder must cause to be transmitted to the exchange agent an agent’s message, which agent’s message must be received by the exchange agent prior to 12:00 midnight, New York City time, at the end of the day on the expiration date. In addition, the exchange agent must receive a timely confirmation of book-entry transfer of the Old Notes out of the exchange agent’s account at DTC under the procedure for book-entry transfers described herein along with a properly transmitted agent’s message on or before the expiration date.

We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Our determination will be final and binding on all parties, subject to judgments by a court of law having competent jurisdiction over such matters. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. The Old Notes will be credited to an account maintained with DTC for the Old Notes. You may retender properly withdrawn Old Notes by following the procedures described under “—Procedures for Tendering Old Notes” at any time on or before the expiration date.

Conditions for Completion of the Exchange Offer

Notwithstanding any other provisions of this exchange offer, we will not be required to accept for exchange any Old Notes tendered, and we may terminate or amend the offer if any of the following conditions precedent to the exchange offer are not satisfied, or are reasonably determined by us not to be satisfied, and, in our reasonable judgment, the failure of the condition makes it inadvisable to proceed with the offer or with the acceptance for exchange or exchange and issuance of the New Notes:

•	No action or event shall have occurred, failed to occur or been threatened, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been enacted or deemed applicable to the exchange offer, by or before any court or governmental, regulatory or administrative agency, which either:

•	challenges the making of the exchange offer or the exchange of Old Notes under the exchange offer or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the exchange offer or the exchange of Old Notes under the exchange offer, or

•	in our reasonable judgment, could materially adversely affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of us and our subsidiaries, taken as a whole, or would be material to holders of Old Notes in deciding whether to accept the exchange offer.

•	(a) Trading generally shall not have been suspended or materially limited on or by, as the case may be, either of the New York Stock Exchange or the National Association of Securities Dealers, Inc.; (b) there shall not have been any suspension or limitation of trading of any of our securities on any exchange or in the over-the-counter market; (c) no general banking moratorium shall have been declared by federal or New York authorities; or (d) there shall not have occurred any outbreak or escalation of major hostilities in which the United States is involved, any declaration of war by Congress or any other substantial national or international calamity or emergency if the effect of any such outbreak, escalation, declaration, calamity or emergency has a reasonable likelihood to make it impractical or inadvisable to proceed with completion of the exchange offer.

•	The Trustee with respect to the Old Notes shall not have objected in any respect to, or taken any action that could in our reasonable judgment adversely affect the consummation of the exchange offer, the exchange of Old Notes under the exchange offer, nor shall the Trustee or any holder of Old Notes have taken any action that challenges the validity or effectiveness of the procedures used by us in making the exchange offer or the exchange of the Old Notes under the exchange offer.

All of the foregoing conditions are for our sole benefit and we may assert them, at any time and from time to time prior to the expiration of the exchange offer. We will make timely disclosure if any material condition is triggered. Subject to any applicable rules and regulations of the SEC, we may also waive any of the foregoing conditions in whole or in part at any time in our sole discretion prior to the expiration of the exchange offer. If we become aware that a condition to the offer is triggered, we will promptly notify holders of Old Notes as to whether or not we have decided to waive such condition. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination that we make concerning an event, development or circumstance described or referred to above shall be conclusive and binding, subject to judgments by a court of law having competent jurisdiction over such matters. In addition, the registration statement covering the New Notes must be effective under the Securities Act, and we may not waive this condition.

In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

If any of the foregoing conditions are not satisfied, we may, at any time before the expiration of the exchange offer:

•	terminate the exchange offer and return all tendered Old Notes to the holders thereof;

•	modify, extend or otherwise amend the exchange offer and retain all tendered Old Notes until the expiration date, as may be extended, subject, however, to the withdrawal rights described in “Withdrawal Rights”, above; or

•	waive the unsatisfied conditions (other than effectiveness of the registration statement) and accept all Old Notes tendered and not previously withdrawn.

Except for the requirements of applicable U.S. federal and state securities laws, we know of no federal or state regulatory requirements to be complied with or approvals to be obtained by us in connection with the exchange offer which, if not complied with or obtained, would have a material adverse effect on us.

Fees and Expenses

We estimate that the approximate total cost of the exchange offer, including payment of the exchange fee of $2.50 for each $1,000 original principal amount of Old Notes accepted for the exchange, assuming all of the Old Notes are exchanged for New Notes, will be approximately $2 million.

J. P. Morgan Securities LLC is acting as the dealer manager in connection with the exchange offer and will receive a fee for its services as dealer manager. The dealer manager will also be reimbursed for its reasonable out-of-pocket expenses incurred in connection with the exchange offer (including reasonable fees and disbursements of counsel), whether or not the transactions close. The fees will be payable upon completion of the exchange offer.

We have agreed to indemnify J. P. Morgan Securities LLC against specified liabilities relating to or arising out of the offer, including civil liabilities under the federal securities laws, and to contribute to payments which J. P. Morgan Securities LLC may be required to make in respect thereof. J. P. Morgan Securities LLC may from time to time hold Old Notes and our common stock in its proprietary accounts, and to the extent it owns Old Notes in these accounts at the time of the exchange offer, J. P. Morgan Securities LLC may tender these Old Notes. In addition, J. P. Morgan Securities LLC may hold and trade New Notes in its proprietary accounts following the exchange offer.

We have retained The Bank of New York Mellon Trust Company, N.A. to act as the exchange agent in connection with the exchange offer. The exchange agent will receive a fee in compensation for its services, will be reimbursed for reasonable out-of-pocket expenses (including reasonable fees and disbursements of counsel) and will be indemnified against liabilities in connection with its services, including liabilities under the federal securities laws.

The exchange agent has not been retained to make solicitations or recommendations. The fees it receives will not be based on the principal amount of Old Notes tendered under the exchange offer.

We will not pay any fees or commissions to any broker or dealer, or any other person, other than J. P. Morgan Securities LLC for soliciting tenders of Old Notes under the exchange offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

DESCRIPTION OF THE NEW NOTES

The New Notes will be issued under an indenture to be entered into between us and The Bank of New York Mellon Trust Company, N.A. (the “trustee”), establishing the terms of the New Notes (the “indenture”). The terms of the New Notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. You may request a copy of the indenture without charge by writing or telephoning us at Ciena Corporation, 7035 Ridge Road, Hanover, Maryland 21076; (410) 694-5700; Attention: General Counsel.

Brief Description of the New Notes

The New Notes will be:

•	our general unsecured obligations;

•	pari passu in right of payment with any other senior unsecured indebtedness of ours;

•	senior in right of payment to any future indebtedness that is contractually subordinated to the New Notes;

•	structurally subordinated to all present and future indebtedness and other obligations of our subsidiaries; and

•	effectively subordinated to all of our present or future secured indebtedness to the extent of the value of the collateral securing such indebtedness.

General

The New Notes are convertible prior to maturity at the election of the holder (unless earlier repurchased) at the initial conversion rate of 49.5872 shares of our common stock per $1,000 in principal amount of New Notes, which is equal to an initial conversion price of approximately $20.17 per share, as described under “—Conversion of New Notes.” We will settle conversions of New Notes by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described under “—Settlement upon Conversion.” We are offering $350 million in aggregate principal amount of New Notes. The New Notes will be issued only in denominations of $2,000 or in integral multiples of $1,000 in excess thereof. The New Notes will mature on October 15, 2018, unless earlier converted by you or repurchased by us at your option upon a fundamental change.

Neither we nor our subsidiaries will be restricted from paying dividends, incurring debt, granting liens, selling assets or issuing or repurchasing our securities under the indenture. In addition, there will be no financial covenants in the indenture.

The New Notes will bear interest at the annual rate of 3.75% commencing on April 15, 2017. Interest will be payable on April 15 and October 15 of each year, beginning on October 15, 2017, subject to limited exceptions if the New Notes are converted or repurchased after the record date and prior to the corresponding interest payment date. The record dates for the payment of interest will be April 1 and October 1. We will not, however, pay accrued interest on any New Notes that are converted except under the limited circumstances described under “—Conversion Procedures.” We may, at our option, pay interest on the New Notes by check mailed to the holders. However, beneficial owners of New Notes issued in global form will be paid by wire transfer in immediately available funds in accordance with the settlement procedures of DTC, and a holder of certificated New Notes with an aggregate principal amount in excess of $2.0 million will be paid by wire transfer in immediately available funds upon its election if the holder has provided us with wire transfer instructions at least 10 business days prior to the payment date. Interest on the New Notes will accrue and be paid on the basis of a 360-day year comprised of twelve 30-day months. We will not be required to make any payment on the New Notes due on any day which is not a business day until the following business day. The payment made on the following business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

All references to “interest” in this prospectus are deemed to include additional interest, if any, that accrues in connection with our failure to comply with our reporting obligations under the indenture, if applicable, as described under “—Events of Default.”

We may, without the consent of the holders of New Notes, issue additional New Notes from time to time in the future with the same terms and the same CUSIP number as the New Notes offered hereby in an unlimited principal amount; provided that if such additional New Notes are not fungible with the New Notes offered hereby for U.S. federal income tax purposes, the additional New Notes will have a separate CUSIP number. The New Notes offered hereby and any additional New Notes will constitute a single series of debt securities. This means that, in circumstances in which the indenture provides for the holders of New Notes to vote or take any action, the holders of New Notes offered hereby and the holders of any such additional New Notes will vote or take that action as a single class.

We will maintain an office in New York City where the New Notes may be presented for registration, transfer, exchange or conversion. This office will initially be an office or agency of the trustee. Except under limited circumstances described below, the New Notes will be issued only in fully-registered book entry form, without coupons, and will be represented by one or more global New Notes. There will be no service charge for any registration of transfer or exchange of New Notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges as described under “—Conversion Procedures.”

Conversion of New Notes

You may convert all or any portion of the principal amount of your New Notes in integral multiples of $1,000 (provided that the principal amount of any such New Notes to remain outstanding after such conversion is equal to $2,000 or any integral multiple of $1,000 in excess thereof) at any time on or prior to the close of business on the business day immediately preceding the maturity date, unless the New Notes have been previously repurchased. The conversion rate is initially 49.5872 shares of our common stock per $1,000 principal amount of New Notes (which is equivalent to an initial conversion price of approximately $20.17 per share). The conversion rate in effect at any given time is referred to in this prospectus as the “applicable conversion rate” and will be subject to adjustments as described below under “—Anti-dilution Adjustments” and “—Adjustment to Conversion Rate Upon a Make-whole Fundamental Change,” but will not be adjusted for accrued interest. The “applicable conversion price” at any given time is equal to the principal amount of a $1,000 New Note divided by the applicable conversion rate. Upon conversion of a New Note, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, all as set forth below under “—Settlement upon Conversion.” If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as defined below) calculated on a proportionate basis for each trading day in a 20 trading day observation period (as defined below under “—Settlement upon Conversion”).

Conversion Procedures

If you wish to exercise your conversion right, you must deliver an irrevocable conversion notice, together, if the New Notes are in certificated form, with the certificated security (the date of such delivery of notice and all other requirements for conversion having been satisfied, the “conversion date”), to the conversion agent. The conversion agent will, on your behalf, deliver the notice to the Company for conversion of the New Notes into cash, shares of our common stock or a combination thereof, as the case may be. You may obtain copies of the required form of the conversion notice from the conversion agent.

Upon conversion of New Notes, you generally will not receive any cash payment of interest. By paying and/or delivering, as the case may be, to the holder the cash and/or shares of our common stock, as the case may be, into which a New Note is convertible as described below under “—Settlement upon Conversion”, we will be deemed to have satisfied all of our obligations with respect to such New Note through the conversion date. That is, we will not pay accrued but unpaid interest, if any, and we will not adjust the conversion rate to account for any accrued interest.

However, if you surrender your New Notes for conversion between the close of business on a record date and the opening of business on the next interest payment date, including the maturity date, you will receive the interest payable on such New Notes on the corresponding interest payment date notwithstanding the conversion. Consequently, when you surrender your New Notes for conversion during such period, you must pay funds equal to the interest payable on the principal amount being converted; provided, however, that no such payment need be made (1) if we have specified a fundamental change repurchase date that is after a record date and on or prior to the corresponding interest payment date, (2) with respect to any New Notes surrendered for conversion following the record date for the payment of interest on the stated maturity date or (3) only to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such New Note.

The term “business day” means any day other than a Saturday, Sunday or other day on which banking institutions in New York City are authorized or required by law, regulation or executive order to remain closed.

If you convert New Notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax or duty is due because you request the shares to be issued or delivered in a name other than your own, in which case you will pay the tax or duty. Certificates representing our common stock will be issued or delivered only after all applicable taxes and duties payable by you, if any, have been paid.

Each conversion will be deemed to have been effected as to any New Notes on the relevant conversion date and the person in whose name any shares of common stock shall be issuable upon such conversion will become the holder of record of such shares as of the close of business on the conversion date (in the case of physical settlement, as defined below) or the last trading day of the relevant observation period (in the case of combination settlement, as defined below).

Settlement upon Conversion

Upon conversion, we may choose to pay or deliver, as the case may be, either cash (“cash settlement”), shares of our common stock (“physical settlement”) or a combination of cash and shares of our common stock (“combination settlement”), as described below. We refer to each of these settlement methods as a “settlement method.”

All conversions for which the relevant conversion date occurs on or after the 30th scheduled trading day immediately preceding the maturity date (the “final period start date”) will be settled using the same settlement method. Except for any conversions for which the relevant conversion date occurs on or after the final period start date, we will use the same settlement method for all conversions with the same conversion date, but we will not have any obligation to use the same settlement method with respect to conversions with different conversion dates. That is, we may choose for New Notes converted on one conversion date to settle conversions in physical settlement, and choose for New Notes converted on another conversion date cash settlement or combination settlement.

If we elect a settlement method, we will inform converting holders through the trustee of the settlement method we have selected by no later than the close of business on the trading day immediately following the relevant conversion date (or in the case of any conversions for which the relevant conversion date occurs on or after the final period start date, no later than the final period start date). If we do not timely elect a settlement method, we will no longer have the right to elect cash settlement or physical settlement and we will be deemed to have elected combination settlement in respect of our conversion obligation, as described below, and the specified dollar amount (as defined below) per $1,000 principal amount of New Notes will be equal to $1,000 (or, if the relevant conversion date occurs on or after the final period start date, $0). If we elect combination settlement, but we do not timely notify converting holders of the specified dollar amount per $1,000 principal amount of New Notes, such specified dollar amount will be deemed to be $1,000 (or, if the relevant conversion date occurs on or after the final period start date, $0).

Settlement amounts will be computed as follows:

•	if we elect physical settlement, we will deliver to the converting holder in respect of each $1,000 principal amount of New Notes being converted a number of shares of common stock equal to the applicable conversion rate;

•	if we elect cash settlement, (a) if the relevant conversion date occurs prior to the final period start date, we will pay to the converting holder in respect of each $1,000 principal amount of New Notes being converted cash in an amount equal to the sum of the daily conversion values for each of the 20 consecutive trading days during the related observation period or (b) if the relevant conversion date occurs on or after the final period start date, we will pay to the converting holder in respect of each $1,000 principal amount of New Notes being converted cash in an amount equal to (i) $1,000, no later than the maturity date, plus (ii) the sum of the daily conversion values, if any, for each of the 20 consecutive trading days during the related observation period, no later than the third business day immediately following the last trading day of the related observation period; and

•	if we elect (or are deemed to have elected) combination settlement, (a) if the relevant conversion date occurs prior to the final period start date, we will pay or deliver, as the case may be, to the converting holder in respect of each $1,000 principal amount of New Notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 20 consecutive trading days during the related observation period or (b) if the relevant conversion date occurs on or after the final period start date, we will pay or deliver, as the case may be, to the converting holder in respect of each $1,000 principal amount of New Notes being converted a “settlement amount” equal to (i) $1,000, no later than the maturity date, plus (ii) the sum of the daily settlement amounts, if any, for each of the 20 consecutive trading days during the related observation period, no later than the third business day immediately following the last trading day of the related observation period.

If the relevant conversion date occurs prior to the final period start date, the “daily settlement amount,” for each of the 20 consecutive trading days during the observation period, shall consist of:

•	cash equal to the lesser of (a) the maximum cash amount per $1,000 principal amount of New Notes to be received upon conversion as specified in the notice specifying our chosen settlement method (the “specified dollar amount”), if any, divided by 20 (such quotient, the “daily measurement value”) and (b) the daily conversion value; and

•	if the daily conversion value exceeds the daily measurement value, a number of shares equal to (a) the difference between the daily conversion value and the daily measurement value, divided by (b) the daily VWAP for such trading day.

If the relevant conversion date occurs on or after the final period start date, the “daily settlement amount,” for each of the 20 consecutive trading days during the observation period, shall consist of:

•	cash equal to the lesser of (a) the maximum cash amount in excess of $1,000 per $1,000 principal amount of New Notes to be received upon conversion as specified in the notice specifying our chosen settlement method (the “specified dollar amount”), if any, divided by 20 (such quotient, the “daily measurement value”) and (b) the daily conversion value; and

•	if the daily conversion value exceeds the daily measurement value, a number of shares equal to (a) the difference between the daily conversion value and the daily measurement value, divided by (b) the daily VWAP for such trading day.

If the relevant conversion date occurs prior to the final period start date, the “daily conversion value”, for each $1,000 principal amount of New Notes, means, for each of the 20 consecutive trading days during the observation period, 5% of the product of (a) the applicable conversion rate on such trading day and (b) the daily VWAP for such trading day.

If the relevant conversion date occurs on or after the final period start date, the “daily conversion value”, for each $1,000 principal amount of New Notes, means, for each of the 20 consecutive trading days during the observation period, the greater of (a) $0 and (b) 5% of the difference between (i) the product of (A) the applicable conversion rate on such trading day and (B) the daily VWAP for such trading day and (ii) $1,000.

The “daily VWAP” means, for each of the 20 consecutive trading days during the relevant observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “CIEN <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day as determined by our board of directors in a commercially reasonable manner using a volume-weighted average method). The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

The “observation period” with respect to any New Note surrendered for conversion means:

•	if the relevant conversion date occurs prior to the final period start date, the 20 consecutive trading day period beginning on, and including, the second trading day immediately succeeding such conversion date; and

•	if the relevant conversion date occurs on or after the final period start date, the 20 consecutive trading days beginning on, and including, the maturity date.

For the purposes of determining amounts due upon conversion only, “trading day” means a day on which (a) there is no “market disruption event” (as defined below) and (b) trading in our common stock generally occurs on the New York Stock Exchange or, if our common stock is not then listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading. If our common stock is not so listed or admitted for trading, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”

For the purposes of determining amounts due upon conversion, “market disruption event” means (a) a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (b) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.

Except as described below under “Anti-dilution Adjustments,” we will deliver the consideration due in respect of conversion no later than the third business day immediately following the relevant conversion date, if we elect physical settlement, or, in the case of any other settlement method, (x) if the relevant conversion date occurs prior to the final period start date, we will pay or deliver the consideration due in respect of conversion no later than the third business day immediately following the last trading day of the relevant observation period or (y) if the relevant conversion date occurs on or after the final period start date, we will pay or deliver, for each $1,000 principal amount of New Notes being converted, $1,000 in cash no later than the maturity date and the daily conversion values or daily settlement amounts, as applicable, no later than the third business day immediately following the last trading day of the relevant observation period. Notwithstanding anything to the contrary, we shall pay or deliver the consideration due in respect of any conversion as set forth herein, regardless of whether the due date therefor occurs after the maturity date.

We will not issue fractional shares of our common stock upon conversion of the New Notes. In lieu of fractional shares otherwise issuable (calculated on an aggregate basis in respect of all the New Notes you have surrendered for conversion), you will be entitled to receive cash equal to the product of such fraction of a share and the closing sale price of our common stock on (x) the trading day immediately preceding the relevant conversion date (in the case of physical settlement) or (y) the last trading day of the relevant observation period (in the case of combination settlement).

Anti-dilution Adjustments

The conversion rate will be subject to adjustment, without duplication, from time to time, upon the occurrence of any of the following events:

(1) stock dividends in common stock—we pay or make a dividend or other distribution on our common stock, payable exclusively in shares of our common stock;

(2) issuance of rights or warrants—we issue to all or substantially all holders of our common stock rights or warrants that allow the holders to purchase shares of our common stock for a period expiring within 60 days from the date of issuance of the rights or warrants at a price per share less than the current market price on the record date fixed for determination of stockholders entitled to receive such rights or warrants (other than any rights or warrants that by their terms would also be issued to you upon conversion of your New Notes, if physical settlement applied, without any action required by us or any other person or rights or warrants that are distributed to our stockholders upon a merger or consolidation, and taking into consideration in determining the price per share any consideration received by us for such rights and warrants and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by us); provided that the conversion rate will be readjusted to the extent that the rights or warrants are not exercised prior to their expiration and as a result no additional shares are delivered or issued pursuant to such rights or warrants;

(3) stock splits and combinations—we:

•	subdivide or split the outstanding shares of our common stock into a greater number of shares; or

•	combine or reclassify the outstanding shares of our common stock into a smaller number of shares;

(4) distribution of indebtedness, securities or assets—we distribute by dividend or otherwise to all or substantially all holders of our common stock evidences of indebtedness, securities or assets or rights, options or warrants to purchase our securities (provided, however, that if these rights, options or warrants are only exercisable upon the occurrence of specified triggering events, then the conversion rate will not be adjusted until the triggering events occur, and any shares of common stock delivered upon conversion of the New Notes at any time following distribution of such rights, options or warrants but prior to the expiration thereof or the occurrence of a triggering event shall be accompanied by a corresponding amount of such rights, options or warrants), but excluding:

•	dividends or distributions as to which an adjustment was effected pursuant to clause (1) above;

•	rights or warrants as to which an adjustment was effected pursuant to clause (2) above; and

•	dividends or distributions paid exclusively in cash described in clause (6) below

(the “distributed assets”), in which event (other than in the case of a spin-off as described in clause (5) below), the conversion rate will be increased to be equal to the rate determined by multiplying:

•	the conversion rate in effect immediately before the opening of business on the ex-dividend date for such distribution by

•	an adjustment factor equal to a fraction, the numerator of which is the current market price of our common stock and the denominator of which is the current market price of our common stock minus the fair market value, as determined by our board of directors (or a committee thereof), whose determination in good faith will be conclusive, of the portion of those distributed assets applicable to one share of common stock.

For purposes of this clause (4), the “current market price” of our common stock means the average of the closing sale prices of our common stock for the five consecutive trading days ending on the trading day prior to the ex-dividend date for such distribution, and the new conversion rate will take effect immediately after the opening of business on the ex-dividend date for such distribution. Notwithstanding the foregoing, in cases where (a) the fair market value per share of the distributed assets equals or exceeds the current market price of our common stock, or (b) the current market price of our common stock exceeds the fair market value per share of the distributed assets by less than $1.00, in lieu of the foregoing adjustment, you will receive upon conversion, in addition to any cash and/or shares of our common stock, as the case may be, the amount and kind of distributed assets you would have received if you had converted your New Notes immediately prior to the record date for such distribution and physical settlement had applied to such conversion.

The “closing sale price” of our common stock on any date means the last reported closing price per share (or, if no last closing price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal U.S. securities exchange on which our common stock then is listed, or if our common stock is not listed on a U.S. national or regional exchange, the “closing sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant dates as reported by OTC Markets Group Inc. or any similar U.S. system of automated dissemination of quotations of securities prices. If our common stock is not so traded, the “closing sale price” will be the price as reported on the principal other market on which our common stock is then traded. In the absence of such quotations, our board of directors will make a good faith determination of the closing sale price.

The term “trading day” means a day during which trading in securities generally occurs on the New York Stock Exchange, or, if our common stock is not then traded on the New York Stock Exchange, then on The NASDAQ Global Select Market, The NASDAQ Global Market or another national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a national or regional securities exchange, on the principal other market on which our common stock is then traded or quoted. If our common stock is not so listed, traded or quoted, then the term “trading day” shall have the same meaning as “business day.”

(5) spin-offs—we distribute to all or substantially all holders of our common stock shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit and which is traded on The NASDAQ Global Select Market, The NASDAQ Global Market, the New York Stock Exchange or another U.S. national securities exchange or quoted on an established automated over-the-counter trading market, which we refer to as a “spin-off,” in which case the conversion rate will be increased so that the same shall equal the rate determined by multiplying:

•	the conversion rate in effect immediately before the opening of business on the ex-dividend date for the spin-off by

•

an adjustment factor equal to a fraction, the numerator of which is the current market price of our common stock, plus the average of the closing sale prices of the capital stock or similar equity interests distributed to holders of our common stock applicable to one share of our common stock over the ten consecutive trading days immediately following, and including, the ex-dividend date for the spin-off, and the denominator of which is the current market price of our common stock.

For purposes of this clause (5), the “current market price” of our common stock means the average of the closing sale prices of our common stock for the ten consecutive trading days following, and including the ex-dividend date for the spin-off.

The adjustment to the conversion rate in the event of a spin-off will be made after the opening of business on the day after the tenth trading day from, and including, the ex-dividend date of the spin-off, but will be given effect immediately before the opening of business on the ex-dividend date for the spin-off; provided that we may delay delivery of any incremental cash and/or shares of our common stock, as the case may be, due upon conversion until the information required for the calculation set forth in this clause (5) becomes available, if it is not available at the time at which settlement of a given conversion is to occur.

(6) cash distributions—we pay a dividend or make a distribution consisting exclusively of cash to all or substantially all holders of outstanding shares of common stock, in which event the conversion rate will be increased so that the same shall equal the rate determined by multiplying:

•	the conversion rate in effect immediately prior to the opening of business on the ex-dividend date for such distribution by

•	an adjustment factor equal to a fraction, the numerator of which is the current market price of our common stock, and the denominator of which is the current market price of our common stock, minus the amount per share of such distribution.

For purposes of this clause (6), the “current market price” of our common stock means the average of the closing sale prices of our common stock for the five consecutive trading days ending on the trading day prior to the ex-dividend date for such cash distribution, and the new conversion rate will take effect immediately after the opening of business on the ex-dividend date for such distribution.

Notwithstanding the foregoing, in cases where (a) the per share amount of such distribution equals or exceeds the current market price of our common stock or (b) the current market price of our common stock exceeds the per share amount of such distribution by less than $1.00, in lieu of the foregoing adjustment, you will receive upon conversion, in addition to any cash and/or shares of our common stock, as the case may be, such distribution you would have received if you had converted your New Notes immediately prior to the record date for such distribution and physical settlement had applied to such conversion.

(7) tender or exchange offer—we (or one of our subsidiaries) make a payment in respect of a tender offer or exchange offer for any portion of our common stock, in which event, to the extent the cash and value of any other consideration included in the payment per share of our common stock exceeds the closing sale price of our common stock on the trading day following the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer, as the case may be, the conversion rate will be adjusted so that the same shall equal the rate determined by multiplying:

•	the conversion rate immediately prior to the opening of business on the trading day following the expiration date of the tender or exchange offer by

•

an adjustment factor equal to a fraction, the numerator of which will be the sum of (a) the fair market value, as determined by our board of directors (or a committee thereof), whose determination in good faith will be conclusive, of the aggregate consideration payable for all shares of our common stock we purchase in the tender or exchange offer and (b) the product of (i) the number of shares of our common stock outstanding less any such purchased shares and (ii) the closing sale price of our common stock on the trading day immediately following the expiration date of the tender or exchange offer, and the denominator of which will be the product of (a) the number of shares of our common stock outstanding, including any such purchased shares, and (b) the closing sale price of our common stock on the trading day immediately following the expiration date of the tender or exchange offer.

The adjustment pursuant to this clause (7) will become effective immediately after the opening of business on the second trading day following the expiration date of the tender or exchange offer.

(8) repurchases—we (or one of our subsidiaries) make a payment in respect of a repurchase for our common stock the consideration for which exceeds the then-prevailing market price of our common stock (such amount, the “repurchase premium”), and that repurchase, together with any other repurchases of our common stock by us (or one of our subsidiaries) involving a repurchase premium concluded within the preceding twelve months not triggering an adjustment to the conversion rate, results in the payment by us of an aggregate consideration exceeding an amount equal to 10% of the market capitalization of our common stock, the conversion rate will be adjusted so that the same shall equal the rate determined by multiplying:

•	the conversion rate immediately prior to the opening of business on the day immediately following the date of the repurchase triggering the adjustment by

•	an adjustment factor equal to a fraction, the numerator of which is the current market price of our common stock and the denominator of which is (a) the current market price of our common stock, minus (b) the quotient of (i) the aggregate amount of all of the repurchase premiums paid in connection with such repurchases and (ii) the number of shares of common stock outstanding on the day immediately following the date of the repurchase triggering the adjustment, as determined by our board of directors (or a committee thereof), whose determination in good faith will be conclusive;

provided that no adjustment to the conversion rate will be made to the extent the conversion rate is not increased as a result of the above calculation, and provided further that the repurchases of our common stock effected by us or our agent in conformity with Rule 10b-18 under the Exchange Act will not be included in any adjustment to the conversion rate made under this clause (8).

For purposes of this clause (8):

•	the “market capitalization” will be calculated by multiplying the current market price of our common stock by the number of shares of common stock then outstanding on the date of the repurchase triggering the adjustment immediately prior to such repurchase,

•	the “current market price” will be the average of the closing sale prices of our common stock for the five consecutive trading days beginning on the trading day following the date of the repurchase triggering the adjustment, and

•	in determining the repurchase premium, the “then-prevailing market price” of our common stock will be the average of the closing sale prices of our common stock for the five consecutive trading days ending on the relevant repurchase date.

If a payment would cause an adjustment to the conversion rate under both clause (7) and clause (8), the provisions of clause (8) shall control.

For purposes of this clause (8), the adjustment to the conversion rate will be made after the opening of business on the day after the fifth trading day beginning on the trading day following the date of the repurchase triggering the adjustment, but will be given effect as of the close of business on the date of the repurchase triggering the adjustment.

If any distribution or transaction described in clauses (1) through (8) has not resulted in an adjustment to the conversion rate applicable to conversion of a given New Note but any shares of our common stock deliverable in respect of such conversion are not entitled to participate in the relevant distribution or transaction (because they were not held on a related record date or otherwise), then we shall adjust the number of shares that we will deliver in respect of such conversion to reflect the relevant distribution or transaction.

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

If any provision of the indenture requires the averaging or summation of closing sale prices (including in connection with determining a current market price), daily VWAPs, daily conversion values or daily settlement amounts or any functions thereof over a span of multiple days, our board of directors will make appropriate adjustments to such closing sale prices, daily VWAPs, daily conversion values or daily settlement amounts or functions thereof or the conversion rate to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate in which the ex-dividend date of the event occurs, at any time during the period over which such average or summation is to be calculated.

We may increase the conversion rate as our board of directors considers advisable to avoid or diminish any income tax to holders of our common stock or rights to purchase our common stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law and the rules of the New York Stock Exchange and any other securities exchange on which the common stock is then listed, increase the conversion rate by any amount for any period of at least 20 business days if our board of directors has determined that such increase would be in our best interests. If our board of directors makes such a determination, it will be conclusive. We will give you written notice at least 15 days prior to the effective date of such change in the conversion rate, with a copy to the trustee and conversion agent, of such an increase in the conversion rate.

No adjustment to the conversion rate or your ability to convert will be made if (a) you otherwise participate (as a result of holding New Notes) in a transaction that would otherwise trigger an adjustment as described in this “—Anti-dilution Adjustments” without converting or (b) upon conversion, you receive shares entitled to participate in the transaction that would otherwise trigger an adjustment as described in this “—Anti-dilution Adjustments”.

The applicable conversion rate will not be adjusted except as provided above:

•	upon the issuance of any shares of our common stock or options, warrants or other rights to acquire our common stock (including the issuance of common stock pursuant to such options, warrants or other rights), in any transaction resulting in an exchange for fair market value, including in connection with a reduction of indebtedness or liabilities of us or any of our subsidiaries including, without limitation, upon the conversion of convertible securities outstanding on the date the Old Notes were issued or pursuant to settlements with respect to claims related to any governmental or private litigation, dispute, investigation, proceeding or other similar action;

•	upon the issuance of any shares of our common stock pursuant to any present or future plan or similar arrangement providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any such plan or arrangement;

•	upon the issuance of any shares of our common stock or options or rights to purchase such shares pursuant to any present or future employee, director or consultant benefit plan or program or similar arrangement of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the Old Notes were first issued;

•	for a change in the par value of our common stock; or

•	for accrued and unpaid interest, if any.

We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustment that is less than 1% of the conversion rate, take such carried-forward adjustments into account in any subsequent adjustment, and make such carried-forward adjustments, regardless of whether the aggregate adjustment is less than 1%, (a) annually on the anniversary of the first date of issue of the Old Notes and (b) otherwise (i) five business days prior to the stated maturity of the New Notes or (ii) prior to any conversion date (in the case of physical settlement of the relevant conversion) or each trading day of the applicable observation period (in the case of combination settlement or cash settlement of the relevant conversion), unless such adjustment has already been made.

Upon conversion of your New Notes into any shares of our common stock, you will also receive any rights under any stockholder rights plan we may adopt, whether or not the rights have separated from the common stock at the time of conversion unless, prior to conversion, the rights have expired, terminated or been exchanged.

In the event of:

•	any reclassification of our common stock;

•	a consolidation, merger or binding share exchange involving the Company; or

•	a sale, assignment, conveyance, transfer, lease or other disposition to another person of our property and assets as an entirety or substantially as an entirety,

in each case, in which holders of our outstanding common stock are entitled to receive cash, securities or other property for their shares of our common stock (“reference property”), holders of New Notes will generally be entitled thereafter to convert their New Notes only into the kind and amount of reference property that a holder of a number of shares of our common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive upon such transaction. If the New Notes become convertible into reference property, we will notify the trustee in writing and issue a press release containing the relevant information (and make the press release available on our website). Throughout this “Description of the New Notes”, if our common stock has been replaced by reference property as a result of any transaction described in the preceding sentence, references to our common stock are intended to refer to such reference property. However, at and after the effective time of the transaction, (i) we will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of New Notes, as set forth under “—Settlement upon Conversion” and (ii)(x) any amount payable in cash upon conversion of the New Notes as set forth under “—Settlement upon Conversion” will continue to be payable in cash, (y) any shares of our common stock that we would have been required to deliver upon conversion of the New Notes as set forth under “—Settlement upon Conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction and (z) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our common stock would have received in such transaction. If the holders of our common stock receive only cash in such transaction, then for all conversions that occur after the effective date of such transaction (i) the consideration due upon conversion of each $1,000 principal amount of New Notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased as described under “—Adjustment to Conversion Rate Upon a Make-whole Fundamental Change”), multiplied by the price paid per share of common stock in such transaction and (ii) we will satisfy our conversion obligation by paying cash to converting holders no later than the third business day immediately following the conversion date.

For purposes of the foregoing, the type and amount of consideration that you would have been entitled to receive as a holder of our common stock in the case of reclassifications, consolidations, mergers, binding share exchanges, sales, assignments, conveyances, transfers, leases or other dispositions that cause our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election.

Notwithstanding the above, certain listing standards of the New York Stock Exchange may limit the amount by which we may increase the conversion rate pursuant to the events described above in clause (2) and clauses (4) through (8) and as described in “—Adjustment to Conversion Rate Upon a Make-whole Fundamental Change” below. These standards generally require us to obtain the approval of our stockholders before entering into certain transactions that potentially result in the issuance of 20% or more of our common stock outstanding at an effective price less than the greater of book or market value (determined in accordance with applicable guidelines of the New York Stock Exchange) unless we obtain stockholder approval of issuances in excess of such limitations. In accordance with these listing standards, these restrictions will apply at any time when the New Notes are outstanding, regardless of whether we then have a class of securities listed on the New York Stock Exchange. Accordingly, we will not enter into any transaction, or take any other voluntary action, that would require an increase of the conversion rate resulting in the New Notes becoming convertible into a number of shares of common stock in excess of any limitations imposed by the continued listing standards of the New York Stock Exchange, without complying, if applicable, with the stockholder approval rules contained in such listing standards.

Repurchase at Option of the Holder upon a Fundamental Change

If a fundamental change (as defined below) occurs at any time prior to stated maturity, you may have the right to require us to purchase any or all of your New Notes for cash, at a price equal to 100% of the principal amount of the New Notes to be repurchased plus accrued and unpaid interest, if any, to (but not including) the fundamental change repurchase date, unless such fundamental change repurchase date falls after a regular record date and on or prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest payable on such interest payment date to the holder of record at the close of business on the corresponding regular record date. For a discussion of the U.S. federal income tax treatment of a holder receiving cash, see “Material United States Federal Income Tax Considerations.”

A “fundamental change” will be deemed to have occurred at the time after the New Notes are originally issued that any of the following occurs:

(1) our common stock (or other reference property into which the New Notes are convertible) is neither traded on The NASDAQ Global Select Market, The NASDAQ Global Market, the New York Stock Exchange or another U.S. national securities exchange or quoted on an established automated over-the-counter trading market in the United States; or

(2) any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

(3) we merge or consolidate with or into any other person (other than a subsidiary of ours), another person (other than a subsidiary ours) merges with or into us, or we convey, sell, transfer or lease all or substantially all of our assets to another person, other than any transaction:

•	that does not result in a reclassification, conversion, exchange or cancellation of our outstanding common stock;

•	pursuant to which the holders of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after such transaction; or

•	which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity; or

(4) at any time our continuing directors do not constitute a majority of our board of directors (or, if applicable, a successor person to us).

However, notwithstanding the foregoing, holders of the New Notes will not have the right to require us to repurchase any New Notes under clauses (2) or (3) above (and we will not be required to deliver the fundamental change repurchase right notice incidental thereto), if at least 90% of the consideration paid for our common stock (excluding cash payments for fractional shares, cash payments made pursuant to dissenters’ appraisal rights and cash dividends) in a merger or consolidation or a conveyance, sale, transfer or lease otherwise constituting a fundamental change under clause (2) or clause (3) above consists of shares of common stock traded on The NASDAQ Global Select Market, The NASDAQ Global Market, the New York Stock Exchange or another U.S. national securities exchange or quoted on an established automated over-the-counter trading market in the United States (or will be so traded or quoted immediately following the merger or consolidation) and, as a result of the merger or consolidation, the New Notes become convertible into such shares of such common stock.

For purposes of these provisions, whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act, and “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

The term “continuing directors” means, as of any date of determination, any member of our board of directors who (a) was a member of our board of directors on the date of the indenture for the Old Notes or (b) becomes a member of our board of directors subsequent to that date and was appointed, nominated for election or elected to our board of directors with the approval of (i) a majority of the continuing directors who were members of our board of directors at the time of such appointment, nomination or election or (ii) a majority of the continuing directors that were serving at the time of such appointment, nomination or election on a committee of our board of directors that appointed or nominated for election or reelection such board member.

The term “capital stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of the assets of, the issuing person.

At least 20 business days prior to the anticipated date on which a fundamental change will become effective (or if we do not have actual notice of a fundamental change 20 business days prior to the effective date, as soon as we have actual notice of the fundamental change), we will provide to all holders of the New Notes, the trustee, the paying agent and the conversion agent a written notice (the “fundamental change notice”) stating:

(1) if applicable, whether we will adjust the conversion rate as described under “—Adjustment to Conversion Rate Upon a Make-whole Fundamental Change”;

(2) the anticipated date on which the fundamental change will become effective; and

(3) whether we expect that holders of the New Notes will have the right to require us to repurchase the New Notes as described in this section.

In addition to the fundamental change notice, on or before the 20th trading day after the date on which a fundamental change transaction becomes effective (which fundamental change results in the holders of New Notes having the right to cause us to repurchase their New Notes), we will provide to all holders of the New Notes and the trustee and paying agent and conversion agent a written notice of the occurrence of the fundamental change and of the resulting repurchase right (the “fundamental change repurchase right notice”).

Each fundamental change repurchase right notice will state, among other things:

•	the events giving rise to the fundamental change;

•	if we will adjust the conversion rate pursuant to a make-whole fundamental change, the conversion rate and any adjustments to the conversion rate;

•	the effective date of the fundamental change, if applicable;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent;

•	that the New Notes with respect to which the fundamental change repurchase right notice has been given by the holder may be converted only if the holder withdraws any repurchase notice previously delivered by the holder in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their New Notes.

To exercise the fundamental change repurchase right, you must deliver, before the close of business on the second business day immediately preceding the fundamental change repurchase date, the New Notes to be repurchased, together with the repurchase notice duly completed, to the paying agent. Your repurchase notice must state:

•	if certificated, the certificate numbers of the New Notes to be delivered for repurchase;

•	the portion of the principal amount of New Notes to be repurchased, which must be $2,000 or an integral multiple of $1,000 in excess thereof and if any New Notes remain outstanding, the principal amount must be equal to $2,000 or an integral multiple of $1,000 in excess thereof; and

•	that the New Notes are to be repurchased by us as of the fundamental change repurchase date pursuant to the applicable provisions of the New Notes and the indenture.

If the New Notes are not in certificated form, your fundamental change repurchase notice must comply with appropriate DTC procedures.

If you exercise your right to have any portion of your New Note repurchased, you may not surrender that portion of your New Note for conversion unless you withdraw your repurchase notice in accordance with the indenture. You may withdraw any such repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the second business day prior to the fundamental change repurchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn New Notes;

•	if certificated New Notes have been issued, the certificate numbers of the withdrawn New Notes; and

•	the principal amount, if any, that remains subject to the repurchase notice.

If the New Notes are not in certificated form, the notice of withdrawal must comply with appropriate DTC procedures.

We will be required to repurchase the New Notes on a date chosen by us in our sole discretion that is no less than 20 and no more than 35 business days after the date of our sending of the relevant fundamental change repurchase right notice, subject to extension to comply with applicable law. To receive payment of the repurchase price, you must either effect book-entry transfer or deliver the New Notes, together with necessary endorsements, to the office of the paying agent after delivery of the repurchase notice. Holders will receive payment of the repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the New Notes. If the paying agent, other than us or a subsidiary of ours, holds money or securities sufficient to pay the repurchase price of the New Notes on the business day following the fundamental change repurchase date, then:

•	the New Notes will cease to be outstanding, and interest, if any, will cease to accrue (whether or not book-entry transfer of the New Notes is made and whether or not the New Note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the repurchase price upon delivery or transfer of the New Notes).

We will under the indenture:

•	comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;

•	file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

•	otherwise comply with all applicable federal and state securities laws in connection with any offer by us to repurchase the New Notes upon a fundamental change.

Adjustment to Conversion Rate Upon a Make-whole Fundamental Change

If and only to the extent that you convert your New Notes in connection with a make-whole fundamental change (as defined below), we will increase the conversion rate for the New Notes surrendered for conversion by a number of additional shares (the “additional shares”) as described below.

A “make-whole fundamental change” means any transaction or event described in clause (2), (3) or (4) of the definition of a fundamental change (including, for this purpose, any transaction or event described in clause (3) thereof as if such clause did not include the second bullet point thereto), other than any such transaction or event pursuant to which at least 90% of the consideration paid for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) consists of shares of capital stock traded on The NASDAQ Global Select Market, The NASDAQ Global Market, the New York Stock Exchange or another U.S. national securities exchange or quoted on an established automated over-the-counter trading market in the United States (or that will be so traded or quoted immediately following the transaction) and as a result of such transaction or transactions such capital stock and any other consideration received in connection with such transaction or transactions become the reference property for the New Notes as provided herein.

The number of additional shares will be determined by reference to the table below, based on the effective date of the make-whole fundamental change and the price (the “stock price”) paid per share for our common stock in such make-whole fundamental change transaction. If holders of our common stock receive only cash in such make-whole fundamental change transaction, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last closing sale prices of our common stock on each of the five consecutive trading days prior to but not including the effective date of such make-whole fundamental change.

A conversion of New Notes by a holder will be deemed for these purposes to be “in connection with” a make-whole fundamental change if the conversion notice is received by the conversion agent on or after the effective date of the make-whole fundamental change and prior to the 45th day following the effective date of the make-whole fundamental change (or, if earlier and to the extent applicable, the close of business on the second business day immediately preceding the fundamental change repurchase date (as specified in the fundamental change repurchase right notice described under “—Repurchase at Option of the Holder upon a Fundamental Change”)).

The stock prices set forth in the first row of the following table (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the New Notes is adjusted, as described above under “—Anti-dilution

Adjustments.” The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by an adjustment factor equal to a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner and for the same events as the conversion rate as set forth under “—Anti-dilution Adjustments” above.

The following table sets forth the number of additional shares by which the conversion rate per $1,000 principal amount of New Notes will be increased as a result of a make-whole fundamental change occurring in the corresponding period:

	Stock Price
Effective Date	$15.22	$20.00	$25.00	$30.00	$35.00	$40.00	$45.00	$50.00	$55.00	$60.00	$65.00	$75.00	$85.00	$100.00
October 15, 2016	16.11	6.30	3.14	2.02	1.52	1.23	1.03	0.87	0.75	0.64	0.56	0.42	0.31	0.19
October 15, 2017	16.11	4.50	1.64	0.99	0.77	0.63	0.53	0.46	0.39	0.34	0.29	0.22	0.17	0.10
October 15, 2018	16.11	0.48	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

The stock prices and additional share amounts set forth above are based upon a consolidated closing bid price of $15.22 on October 12, 2010 and an initial conversion rate of 49.5872 shares of our common stock per $1,000 in principal amount of New Notes, which is equal to an initial conversion price of approximately $20.17 per share.

The exact stock prices and effective dates may not be set forth in the table in which case, if the stock price is:

•	between two stock price amounts on the table or the effective date is between two effective dates on the table, the number of additional shares will be determined by straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two effective dates, as applicable, based on a 365-day year;

•	more than $100.00 per share (subject to adjustment), no adjustment will be made to the conversion rate as a result of the make-whole fundamental change; or

•	less than $15.22 per share (subject to adjustment), no adjustment will be made to the conversion rate as a result of the make-whole fundamental change.

Notwithstanding the foregoing, in no event will the conversion rate exceed 65.6972 shares of our common stock per $1,000 principal amount of the New Notes, after giving effect to the increase in the conversion rate described above, subject to anti-dilution adjustments described under “—Anti-dilution Adjustments.”

Consolidation, Merger and Sale of Assets

We may not, directly or indirectly, consolidate with or merge into any person in a transaction in which we are not the surviving corporation or convey, transfer or lease our properties and assets substantially as an entirety to any successor person, unless:

(1) the successor person, if any, is:

(a) a corporation organized and existing under the laws of the United States, any state of the United States, or the District of Columbia, and

(b) such person assumes our obligations on the New Notes and under the indenture pursuant to agreements reasonably satisfactory in form and substance to the trustee, and

(2) immediately after giving effect to the transaction, no default or event of default will have occurred and be continuing.

Events of Default

Each of the following is an “event of default” under the indenture:

(1) a default in the payment of any installment of interest upon any of the New Notes as and when the same shall become due and payable, and continuance of such default for a period of 30 days;

(2) a default in the payment of all or any part of the principal of any of the New Notes as and when the same shall become due and payable at maturity;

(3) a default on the part of us in the performance, or breach by us, of any other covenant or agreement on our part as set forth in the New Notes or in the indenture (other than a covenant or agreement in respect of which a default or breach by us that is specifically dealt with in the other enumerated events of default), and continuance of such default or breach without cure or waiver for a period of 90 days after there has been given, by registered or certified mail, to us by the trustee, or to us and the trustee by the holders of at least 25% in principal amount of the New Notes at the time outstanding, a written notice specifying such failure and requiring the same to be remedied;

(4) we fail to pay the repurchase price of any New Note when due (including, without limitation, on any repurchase date);

(5) we fail to deliver and pay, as the case may be, any shares of our common stock and/or cash, as the case may be, due upon conversion within the time period required by the indenture;

(6) we fail to timely provide a fundamental change repurchase right notice, if required by the indenture, if such failure continues for 30 days after we receive notice of our failure to do so;

(7) any indebtedness for money borrowed by us or one of our subsidiaries (all or substantially all of the outstanding voting securities of which are owned, directly or indirectly, by us) in an aggregate outstanding principal amount in excess of $25 million is not paid at final maturity or upon acceleration and such indebtedness is not discharged, or such acceleration is not cured or rescinded, within 10 days after written notice;

(8) we fail or any of our subsidiaries (all or substantially all of the outstanding voting securities of which are owned, directly or indirectly, by us) fail to pay final and non-appealable judgments entered by a court or courts of competent jurisdiction, the aggregate uninsured or unbonded portion of which is at least $25 million, if the judgments are not paid, discharged or stayed within 60 days; and

(9) certain events in bankruptcy, insolvency or reorganization of us or any of our subsidiaries.

Notwithstanding the foregoing, the indenture will provide that, to the extent we so elect, the sole remedy for an event of default relating to the failure to comply with our reporting obligations to the trustee and the SEC, as described under “—Reports” below, or the failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act (each, a “reporting default”) will for the first 90 days after the occurrence of such reporting default consist exclusively of the right to receive additional interest on the New Notes at an annual rate equal to 0.25% of the principal amount of the New Notes. In order to elect to pay the additional interest as the sole remedy during the first 90 days after the occurrence of a reporting default in accordance with this paragraph, we must notify all holders of New Notes and the trustee and paying agent of such election in writing.

The additional interest will accrue on all outstanding New Notes from and including the date on which a reporting default occurs to but not including the 90th day thereafter (or such earlier date on which the reporting default shall have been cured or waived). On such 90th day (or earlier, if the reporting default is cured or waived prior to such 90th day), the additional interest will cease to accrue and, if the reporting default has not been cured or waived prior to such 90th day, the New Notes will be subject to acceleration as provided below. The provisions of the indenture described in this paragraph will not affect the rights of holders of New Notes in the event of the occurrence of any other event of default. In the event that we do not elect to pay the additional interest upon a reporting default, the New Notes will be subject to acceleration as provided below.

If an event of default, other than an event of default described in clause (9) above with respect to us, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding New Notes may declare the principal amount of the New Notes to be due and payable immediately. However, after such acceleration, provided that such rescission would not conflict with any judgment or decree of a court of competent jurisdiction, the holders of a majority in aggregate principal amount of outstanding New Notes may, under certain circumstances, rescind and annul the acceleration if all events of default, other than the non-payment of principal or interest of New Notes or non-payment of conversion obligation that have become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture. If an event of default arising from events of bankruptcy, insolvency or reorganization with respect to us occurs, then the principal of, and accrued interest on, all the New Notes will automatically become immediately due and payable without any declaration or other act on the part of the holders of the New Notes or the trustee. For information as to waiver of defaults, see “—Modification and Waiver” below.

In the event of a declaration of acceleration of the New Notes because an event of default described in clause (7) has occurred and is continuing, the declaration of acceleration of the New Notes shall be automatically annulled if such event of default triggering such declaration of acceleration pursuant to clause (7) shall have been remedied or cured by us or any of our subsidiaries or waived in writing by holders of the relevant indebtedness within 60 days of the declaration of acceleration with respect thereto and if (a) the annulment of the acceleration of the New Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (b) all existing events of default, except non-payment of principal or interest on the New Notes that became due and payable solely because of the acceleration of the New Notes, have been cured or waived and written evidence of such waiver shall have been given to the trustee.

If any portion of the amount payable on the New Notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

Subject to the trustee’s duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee indemnity reasonably satisfactory to it. Subject to the indenture, applicable law and the trustee’s indemnification, the holders of a majority in aggregate principal amount of the outstanding New Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the New Notes.

No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

•	the holder has previously given the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the New Notes then outstanding have made a written request and have offered indemnity reasonably satisfactory to the trustee to institute such proceeding as trustee; and

•	the trustee has failed to institute such proceeding within 60 days after such notice, request and offer, and has not received from the holders of a majority in aggregate principal amount of the New Notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or interest on any New Note on or after the applicable due date or the right to convert the New Note in accordance with the indenture.

Generally, the holders of a majority of the aggregate principal amount of outstanding New Notes may waive any default or event of default unless:

•	we fail to pay principal or interest on any New Note when due;

•	we fail to convert any New Note in accordance with the provisions of the New Note and the indenture; or

•	we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding New Note affected.

We are required to furnish to the trustee, on an annual basis, an officers’ certificate as to whether or not the Company, to such officers’ knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.

Modification and Waiver

We and the trustee may amend or supplement the indenture or the New Notes with the consent of the holders of a majority in aggregate principal amount of the outstanding New Notes in accordance with the terms of the indenture. In addition, the holders of a majority in aggregate principal amount of the outstanding New Notes may waive our compliance in any instance with any provision of the indenture without notice to the New Note holders. However, no amendment, supplement or waiver may be made without the consent of the holder of each outstanding New Note if such amendment, supplement or waiver would:

•	change the stated maturity or reduce the principal amount of or interest on any New Note payable at maturity or repurchase;

•	change the place or currency of payment of principal of or interest on any New Note;

•	impair the right to institute suit for the enforcement of any payment on any New Note;

•	modify the provisions with respect to a holder’s rights to require us to repurchase New Notes upon a fundamental change in a manner adverse to holders, including our obligations to repurchase the New Notes following a fundamental change;

•	adversely affect the right of holders under the conversion provisions of the New Notes;

•	reduce the percentage in principal amount of outstanding New Notes necessary for waiver of compliance with the provisions of the indenture;

•	modify provisions with respect to modification and waiver (including waiver of events of default), except to increase the percentage in principal amount required for modification or waiver or to provide for consent of each affected holder of New Notes;

•	waive a default or event of default in the payment of principal or interest on the New Notes, except as provided in the indenture; or

•	modify the ranking or priority of any New Note in any manner adverse to the holders of the New Notes.

We and the trustee may amend or supplement the indenture or the New Notes without notice to, or the consent of, the New Note holders to, among other things, cure any ambiguity, defect or inconsistency or make any other change that does not adversely affect the rights of any New Note holder in any material respect.

Satisfaction and Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding New Notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the New Notes have become due and payable, whether at stated maturity, on any fundamental change repurchase date, upon conversion or otherwise, cash or cash and/or shares of common stock, solely to satisfy outstanding conversions (as applicable under the terms of the indenture), sufficient to pay all of the outstanding New Notes and paying all other sums payable under the indenture by us.

Transfer and Exchange

We have initially appointed the trustee as the security registrar, paying agent and conversion agent, acting through its corporate trust office. We reserve the right to:

•	vary or terminate the appointment of the security registrar, paying agent or conversion agent;

•	act as the paying agent;

•	appoint additional paying agents or conversion agents; or

•	approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

Purchase and Cancellation

All New Notes surrendered for payment, registration of transfer or exchange or conversion will, if surrendered to any person other than the trustee, be delivered to the trustee. All New Notes delivered to the trustee will be cancelled promptly by the trustee. No New Notes will be authenticated in exchange for any New Notes cancelled as provided in the indenture.

We may, to the extent permitted by law, at any time, and from time to time, repurchase New Notes in the open market or otherwise at any price or prices. Any New Notes repurchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any New Notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled. Any New Notes held by us or one of our subsidiaries will be disregarded for voting purposes in connection with any notice, waiver, consent or direction requiring the vote or concurrence of holders of the New Notes.

Reports

So long as any New Notes are outstanding, we will (a) file with the SEC within the time periods prescribed by its rules and regulations and (b) furnish to the trustee and the holders of the New Notes within 15 days after the date on which we would be required to file the same with the SEC pursuant to its rules and regulations (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act), all quarterly and annual financial information required to be contained in Forms 10-Q and 10-K and, with respect to the annual consolidated financial statements only, a report thereon by our independent auditors. We shall not be required to file any report or other information with the SEC if the SEC does not permit such filing, although such reports will be required to be furnished to the trustee. Documents filed by us with the SEC via the EDGAR system will be deemed furnished to the trustee and the holders of the New Notes as of the time such documents are filed via EDGAR.

Replacement of New Notes

We will replace mutilated, destroyed, stolen or lost New Notes at your expense upon delivery to the trustee of the mutilated New Notes, or evidence of the loss, theft or destruction of the New Notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed New Note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such New Note before a replacement New Note will be issued.

Calculations in Respect of the New Notes

We will be responsible for making many of the calculations called for under the New Notes. These calculations include, but are not limited to, determination of the closing sale price of our common stock in the absence of reported or quoted prices, the daily VWAPs, the daily conversion values, the daily settlement amounts and adjustments to the conversion rate. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on the holders of New Notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely conclusively on the accuracy of our calculations without independent verification.

The trustee and any conversion agent shall not at any time be under any duty or responsibility to any holder of New Notes to determine whether any facts exist which may require any adjustment of the conversion rate, or with respect to the nature or extent of any such adjustment when made, or with respect to the method employed, in the indenture or in any supplemental indenture provided to be employed, in making the same, or whether a supplemental indenture need be entered into. Neither the trustee nor any conversion agent shall be accountable with respect to the validity or value (or the kind or amount) of any common stock, or of any other securities or property or cash, which may at any time be issued or delivered upon the conversion of any New Note; and it or they do not make any representation with respect thereto. Neither the trustee nor any conversion agent shall be responsible for any failure of the Company to make or calculate any cash payment or to issue, transfer or deliver any shares of common stock or share certificates or other securities or property or cash upon the surrender of any New Note for the purpose of conversion; and the trustee and any conversion agent shall not be responsible for any failure of the Company to comply with any of the covenants of the Company contained in the indenture related to the conversion of the New Notes.

No Personal Liability of Directors, Officers, Employees or Stockholders

No director, officer, employee, incorporator or stockholder of the Company, as such, will have any liability for any obligations of the Company under the New Notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of New Notes by accepting a New Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Governing Law

The indenture and the New Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. has agreed to serve as the trustee, paying agent and conversion agent under the indenture. The trustee will be permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the New Notes, the trustee must eliminate such conflict or resign.

The holders of a majority in principal amount of all outstanding New Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

Book-Entry, Delivery and Form

We will initially issue the New Notes in the form of one or more global securities. The global security will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You will hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. New Notes in definitive certificated form, called “certificated securities,” will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC, called “participants” and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies, called “indirect participants,” that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of New Notes represented by such global security to the accounts of participants. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Owners of beneficial interests in global securities who desire to convert their interests into cash and/or common stock, as the case may be, should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cutoff times, for submitting requests for conversion.

So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by the global security for all purposes under the indenture and the New Notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the New Notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any New Notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action. Additionally, in such case, the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of and interest on the New Notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of or interest on the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any New Note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of New Notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of New Notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that it is unwilling to be a depositary for the global security or ceases to be a clearing agency or there is an event of default under the New Notes and certificated securities are requested by the holders, DTC will exchange the global security for certificated securities which it will distribute to its participants. Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility, or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a general discussion of material U.S. federal income tax considerations relevant to the exchange offer and of owning and disposing of the New Notes and common stock into which the New Notes are convertible, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder (the “Treasury Regulations”), Internal Revenue Service (“IRS”) rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. The discussion below applies to you only if you own Old Notes and acquire New Notes pursuant to the exchange offer. This discussion does not purport to deal with all aspects of United States federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances or to holders subject to special rules, such as:

•	banks, thrifts, regulated investment companies, insurance companies, or other financial institutions;

•	persons subject to the alternative minimum tax;

•	persons who do not hold their Old Notes or New Notes as capital assets;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	certain former citizens or long-term residents of the United States;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons who hold the Old Notes or New Notes as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction strategy; or

•	persons deemed to sell the New Notes or common stock into which the New Notes are convertible under the constructive sale provisions of the Code.

The discussion does not address any aspect of state, local or foreign law, or the U.S. federal estate, gift or alternative minimum tax consequences of: (a) the exchange offer, (b) the ownership or disposition of New Notes, or (c) owning or disposing of the common stock received upon a conversion of the New Notes.

No statutory, administrative or judicial authority directly addresses the treatment of the exchange offer or of the ownership or disposition of the New Notes for U.S. federal income tax purposes. No rulings have been sought or are expected to be sought from the IRS with respect to any of the U.S. federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. As a result, no assurance can be given that the IRS will agree with the tax characterizations and the tax consequences described below.

WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF THE NEW NOTES AND THE COMMON STOCK IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

For purposes of the following discussion, a “U.S. Holder” means a beneficial owner of the Old Notes or New Notes that for United States federal income tax purposes is (a) an individual citizen or resident (as defined in Section 7701(b) of the Code) of the United States, (b) a corporation or any other entity treated as a corporation for United States federal income tax purposes created or organized under the United States or under the laws of the United States or any political subdivision thereof or the District of Columbia, (c) an estate the income of which is subject to United States federal income taxation regardless of its source or (d) in general, a trust that (i) is subject to the primary supervision of a court within the United States and the control of one or more United States persons as described in Section 7701(a)(30) of the Code or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. A “Non-U.S. Holder” is any beneficial owner of the Old Notes or New Notes (other than a partnership or any other entity or arrangement treated as a partnership for United States tax purposes) that is not a U.S. Holder.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for United States tax purposes) is a beneficial owner of the Old Notes, New Notes or common stock into which such notes may be converted, the United States tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. A holder of the Old Notes, New Notes or common stock into which such notes may be converted that is a partnership and partners in such partnership should consult their individual tax advisors about the United States federal income tax consequences of the exchange offer and of holding and disposing of New Notes and the common stock into which New Notes may be converted.

Exchange of Old Notes for New Notes

U.S. Holders

Characterization of the exchange. Under current Treasury Regulations, the exchange of Old Notes for New Notes will be treated as a taxable exchange for U.S. federal income tax purposes (which we will refer to as a “Tax Exchange”) only if, taking into account the differences between the terms of the Old Notes and the New Notes and the payment of the exchange fee, there is deemed to be a “significant” modification of the Old Notes.

In general, the Treasury Regulations provide that a modification of a debt instrument is a significant modification only if, based on all of the facts and circumstances, the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.” The Treasury Regulations further provide that a change in yield of a debt instrument is a significant modification if the yield on the modified obligation varies from the annual yield on the unmodified instrument (determined on the date of the modification) by more than the greater of (a) 1/4 of one percent; or (b) 5 percent of the annual yield of the unmodified instrument. Generally, for purposes of determining the yield of the modified debt instrument, payments (such as the exchange fee) paid to the beneficial owners as consideration for the modification are taken into account as a reduction of issue price. Based on the tests set forth in the Treasury Regulations, the payment of the exchange fee would not affect the yield on the Old Notes to the extent necessary to cause a significant modification of the Old Notes. The Treasury Regulations also provide that the deferral of one or more payments on a debt instrument during a safe harbor period beginning on the original due date of the first scheduled payment that is deferred and extending for the lesser of five years of 50 percent of the original term of the debt instrument is not a significant modification. Under this provision, the potential deferral of payment as contemplated by the settlement provisions of the indenture of a portion of the amounts due to a U.S. Holder in the event of a cash settlement or combination settlement conversion exercised during the 30-day period preceding the maturity date would not result in a significant modification. Although there is no authority interpreting the Treasury Regulations that is directly on point, we believe and intend to take the position that the other legal rights or obligations that are altered and the degree to which they are altered as a result of the exchange of Old Notes for New Notes are not “economically significant,” and therefore will not result in a significant modification of the Old Notes. That position, however, is not certain and could be challenged by the IRS.

Treatment if no Tax Exchange. If, consistent with our position, the exchange of Old Notes for New Notes does not constitute a significant modification of the Old Notes, the exchange will not be treated as a Tax Exchange and the New Notes will be treated as a continuation of the Old Notes. In that case, except for the receipt of the exchange fee (see discussion below), there will be no U.S. federal income tax consequences to a

U.S. Holder who exchanges Old Notes for New Notes pursuant to the exchange offer and any such holder will have the same adjusted tax basis and holding period in the New Notes immediately after the exchange as it had in the Old Notes immediately before the exchange.

Treatment if Tax Exchange. There can be no assurance that the IRS will agree that the exchange does not constitute a significant modification of the terms of the Old Notes. If, contrary to our position, the exchange of the Old Notes for New Notes constitutes a significant modification of the Old Notes, the exchange will be treated as a Tax Exchange. Although not free from doubt, if the exchange were to constitute a Tax Exchange, we intend to take the position that a Tax Exchange would constitute a recapitalization for U.S. federal income tax purposes. If such a Tax Exchange were instead a recognition event, a U.S. Holder could be required to recognize, in addition to the exchange fee, gain (or possibly loss) in an amount equal to the excess of the fair market value of the New Notes received in the exchange over its adjusted tax basis in the Old Notes.

Whether such an exchange qualifies as a recapitalization depends on, among other things, whether the Old Notes and the New Notes constitute “securities” for U.S. federal income tax purposes. The rules for determining whether debt instruments such as the Old Notes and the New Notes are securities are complex and unclear. The term “security” is not defined in the Code or Treasury Regulations and has not been clearly defined by judicial decisions. The determination of whether a debt instrument is a security requires an overall evaluation of the nature of the debt instrument, with the term of the instrument usually regarded as one of the most significant factors. A debt instrument with a term of more than ten years generally is treated as a security while a debt instrument with a term of five years or less generally is not treated as a security. If both the Old Notes and the New Notes constitute securities for U.S. federal income tax purposes, the exchange should qualify as a recapitalization for U.S. federal income tax purposes.

Exchange fee. We intend to treat payment of the exchange fee as consideration to U.S. Holders for participating in the exchange offer. In that case, such payment would result in ordinary income to holders participating in the exchange offer and we will report such payments to holders and the IRS for information purposes in accordance with such treatment.

Non-U.S. Holders

If, consistent with our position, the exchange of Old Notes for New Notes is not treated as a significant modification for U.S. federal income tax purposes, then, as discussed above, the New Notes will be treated as continuation of the Old Notes. As a result, except to the extent of the receipt of the exchange fee, there will be no U.S. federal income tax consequences to a Non-U.S. Holder who participates in the exchange. If, contrary to our position, the exchange of the Old Notes for New Notes constitutes a significant modification for U.S. federal income tax purposes, any gain realized by a Non-U.S. Holder will be exempt from U.S. federal income or withholding tax to the same extent as gain from sale or exchange of the Old Notes. The receipt of the exchange fee by Non-U.S. Holders participating in the exchange offer may be subject to U.S. federal withholding tax.

Tax Consequences for Holders Not Participating in the Exchange Offer

A beneficial owner that does not participate in the exchange offer will have no United States federal income tax consequences as a result of the exchange offer.

Tax Treatment of the New Notes and Common Stock

The following summary of the federal income tax treatment of holding and disposing of the New Notes and common stock into which New Notes are convertible assumes that, consistent with our position, the exchange of Old Notes for New Notes is not treated as a significant modification for U.S. federal income tax purposes. If, contrary to our position, the IRS were to treat the exchange of Old Notes for New Notes as a Tax Exchange that is not a recapitalization, the federal income tax consequences to investors could be materially different from those described below, possibly including the accrual of interest income in advance of cash payments on the New Notes.

U.S. Holders

Payment of interest. Payments of stated interest on the New Notes generally will be taxable to a U.S. Holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, exchange, redemption, or other taxable disposition of New Notes, including a conversion of the New Notes for cash. Except as provided below under “—Conversion of notes into common stock” and “—Conversion of notes into a combination of cash and common stock,” a U.S. Holder will generally recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a New Note, including a conversion of the New Notes for cash, equal to the difference between the amount realized upon the sale, exchange, redemption or other taxable disposition (less an amount equal to any accrued but unpaid interest, which will be taxable as ordinary interest income as discussed above to the extent not previously included in income by the U.S. Holder) and the U.S. Holder’s adjusted U.S. federal income tax basis in the New Note. The amount realized will include the amount of any cash and the fair market value of any other property received for the New Note. Any such gain or loss will generally be capital gain or loss. Capital gains of non-corporate U.S. Holders (including individuals) derived in respect of capital assets held for more than one year are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations under the Code.

Conversion of New Notes into common stock. A U.S. Holder who receives solely stock and cash in lieu of a fractional share of common stock upon conversion will generally not recognize any gain or loss, except to the extent of cash received in lieu of a fractional share of common stock and except to the extent of the fair market value of common stock received with respect to accrued interest, which will be taxable as interest income as discussed above to the extent not previously included in income by the U.S. Holder.

A U.S. Holder’s tax basis in the shares of common stock received upon a conversion of a New Note (other than common stock received with respect to accrued interest, the tax basis of which will equal its fair market value) will equal the tax basis of the New Note that was converted (excluding the portion of the tax basis that is allocable to a fractional share). A U.S. Holder’s holding period for shares of common stock will include the period during which the U.S. Holder held the New Notes, except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt.

The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share will be equal to the difference between the amount of cash a U.S. Holder receives in respect of the fractional share and the portion of the U.S. Holder’s tax basis in the New Note that is allocable to the fractional share. Any gain recognized on conversion generally will be capital gain and will be long-term capital gain if, at the time of the conversion, the New Note has been held for more than one year. Long-term capital gains of non-corporate U.S. Holders (including individuals) are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Conversion of New Notes into a combination of cash and common stock. If a combination of cash and common stock is received in exchange for a U.S. Holder’s New Notes upon conversion, the U.S. federal income tax treatment of a U.S. Holder is uncertain. U.S. Holders should consult their own tax advisors regarding the consequences of such a conversion. It is possible that the conversion may be treated as a recapitalization or as a taxable exchange in part as discussed below.

We have taken the position that the New Notes are securities for U.S. federal income tax purposes and, as a result, we intend to treat such conversion as a recapitalization on any applicable tax returns. In this case, gain, but not loss, will be recognized in an amount equal to the excess of the fair market value of the common stock and cash received (other than amounts attributable to accrued interest, which will be taxable as interest income, as discussed above, to the extent not previously included in income by the U.S. Holder) over the U.S. Holder’s adjusted tax basis in the New Note, but such gain will only be recognized to the extent of such cash received (excluding cash attributable to accrued interest or received in lieu of a fractional share).

The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share will be equal to the difference between the amount of cash a U.S. Holder receives in respect of the fractional share and the portion of the U.S. Holder’s adjusted tax basis in the New Note that is allocable to the fractional share. Any gain recognized on conversion generally will be capital gain and will be long-term capital gain if, at the time of the conversion, the New Note has been held for more than one year. Long-term capital gains of non-corporate U.S. Holders (including individuals) are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

The tax basis in the shares of common stock received upon a conversion (other than common stock attributable to accrued interest, the tax basis of which will equal its fair market value) will equal the tax basis of the New Note that was converted (excluding the portion of the tax basis that is allocable to any fractional share), reduced by the amount of any cash received (other than cash received in lieu of a fractional share and cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). A U.S. Holder’s holding period for shares of common stock will include the period during which the U.S. Holder held the New Notes, except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt.

If the IRS challenges our treatment of the conversion of the New Notes into cash and common stock as a recapitalization, the cash payment received by a U.S. Holder could generally be treated as proceeds from the sale of a portion of the New Notes and taxed in the manner described under “—Sale, exchange, redemption or other taxable disposition of the New Notes, including a conversion of the New Notes for cash” above (or, in the case of cash received in lieu of a fractional share, taxed as a disposition of a fractional share). In this case, the common stock received by the U.S. Holder should be treated for U.S. federal income tax purposes as having been received upon a conversion of the New Notes, which generally would not be taxable to the U.S. Holder, and the holding period for such stock would include the period during which the U.S. Holder held the New Notes. Nonrecognition treatment, however, would not apply to any cash or common stock received in respect of amounts attributable to accrued but unpaid interest, which will be taxable as ordinary interest income to the extent not previously included in income. For purposes of determining the U.S. Holder’s taxable gain in respect of the cash received, the adjusted tax basis in the New Notes would generally be allocated pro rata among the common stock received (other than common stock received with respect to accrued but unpaid interest), and the fractional shares that are treated as sold for cash and the cash received, each in accordance with their fair market values.

Any gain or loss recognized under the foregoing rules (except to the extent attributable to accrued but unpaid interest) generally will be long-term capital gain or loss if a U.S. Holder’s holding period in the New Notes is more than one year at the time of disposition. Long-term capital gains of individuals currently are subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Constructive distributions. The conversion rate of the New Notes will be adjusted in certain circumstances. Under Section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing a U.S. Holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution. Certain adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that have the effect of preventing the dilution of the interest of the beneficial owners of the New Notes, however, will generally not be considered to result in a deemed distribution. Certain of the possible conversion rate adjustments provided in the New Notes (including, without limitation, upon the payments of cash dividends to holders of common stock and possibly adjustments to the conversion rate upon a make-whole fundamental change) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, a U.S. Holder may be deemed to have received a distribution even though it has not received any cash or property as a result of such adjustments. Any deemed distribution will be taxable as a dividend, return of capital, or capital gain in accordance with the description below under “—Common Stock—Dividends.” In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases a U.S. Holder’s proportionate interest could be treated as a deemed taxable dividend. It is not entirely clear whether a constructive dividend deemed paid would be eligible for the preferential rates of U.S. federal income tax applicable to certain dividends paid to non-corporate beneficial owners. It is also not clear whether corporate beneficial owners would be entitled to claim the dividends received deduction with respect to any such constructive dividends.

On April 12, 2016, the IRS proposed Treasury Regulations addressing the amount and timing of deemed distributions and certain obligations of withholding agents and filing and notice obligations of issuers with respect to deemed distributions. If adopted as proposed, the regulations would generally provide that (i) the amount of a deemed distribution is the excess of the fair market value of the option element (after the conversion rate adjustment) of the New Note immediately after the conversion rate adjustment over the fair market value of the option element without the conversion rate adjustment, (ii) the deemed distribution occurs at the earlier of the date the conversion rate adjustment occurs under the terms of a New Note and the date of the actual distribution of cash or property that results in the deemed distribution and (iii) issuers are required to report the amount of any deemed distributions on their websites or to the IRS and all relevant holders of the relevant securities (including those that would otherwise be exempt from the reporting). The final regulations are proposed to be effective for deemed distributions occurring on or after the date of adoption, but taxpayers may rely on them prior to that date under certain circumstances. U.S. Holders are urged to consult their tax advisors regarding the potential effects of the proposed regulations on the New Notes, if finalized.

Dividends on common stock. Distributions, if any, made on our common stock generally will be included in a U.S. Holder’s income as ordinary dividend income to the extent of our current or accumulated earnings and profits. However, for individual U.S. Holders, such dividends currently are generally taxed at the lower applicable long-term capital gains rates, provided certain holding period and other requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. Holder’s tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. For corporate U.S. Holders, dividends received may be eligible for a dividends-received deduction, subject to applicable limitations.

Sale, exchange or other taxable disposition of common stock. Upon the sale, exchange or other taxable disposition of our common stock (including certain redemptions), a U.S. Holder generally will recognize capital gain or loss equal to the difference between (a) the amount of cash and the fair market value of any property received upon such taxable disposition and (b) the U.S. Holder’s tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if a U.S. Holder’s holding period in the common stock is more than one year at the time of the taxable disposition. Long-term capital gains of individuals currently are subject to reduced rates of taxation. The deductibility of capital losses is subject to certain limitations under the Code.

Information reporting and backup withholding. Information reporting requirements generally will apply to payments of interest on the New Notes and dividends on shares of our common stock and to the proceeds of a sale of a New Note or shares of our common stock unless a U.S. Holder is an exempt recipient, such as a corporation and, if required, the U.S. Holder certifies to that status. Backup withholding will apply to those payments if the U.S. Holder fails to provide its correct taxpayer identification number and certification of exempt status, or fails to report in full interest and dividend income. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding the application of backup withholding in their particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

Unearned income medicare contribution tax. Certain U.S. Holders who are individuals, estates or trusts will be required to pay an additional 3.8% tax on, among other things, interest, dividends and capital gains from the sale, exchange, redemption, retirement or other taxable disposition of New Notes and our common stock.

Non-U.S. Holders

Payments of interest. The gross amount of payments to a non-U.S. Holder of interest that does not qualify for the portfolio interest exemption and that is not effectively connected with the conduct by such non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is not attributable to a permanent establishment of such non-U.S. Holder in the United States) will be subject to U.S. withholding tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate such withholding tax. Subject to the discussion below concerning backup withholding and FATCA, United States federal withholding tax will not apply to any payment to a non-U.S. Holder of interest on a New Note under the ‘‘portfolio interest exemption’’ provided the non-U.S. Holder:

•	does not actually (or constructively) own 10% or more of the total combined voting power of all our stock entitled to vote;

•	is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code; and

•	either (1) provides the non-U.S. Holder’s name and address on an IRS Form W-8BEN or W-8BEN-E (or other applicable or successor form), and certifies under penalties of perjury that it is not a United States person or (2) owns through a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business, which certifies under penalties of perjury, that such a form has been received from the non-U.S. Holder by it or by a financial institution between it and the non-U.S. Holder.

If a non-U.S. Holder is engaged in a trade or business in the United States and interest paid on the New Note constitutes income that is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of that non-U.S. Holder) (“U.S. Trade or Business Income”), such interest will be taxed on a net basis at regular graduated U.S. income tax rates rather than the 30% gross rate. In the case of a non-U.S. Holder that is a corporation, such U.S. Trade or Business Income may also be subject to the branch profits tax at a 30% rate (or lower applicable income tax treaty rate).

To claim the benefit of a tax treaty exemption from or reduction in withholding, or to claim exemption from withholding because the income is U.S. Trade or Business Income, a non-U.S. Holder must provide a properly executed IRS Form W-8BEN, W-8BEN-E or W-8ECI (or such successor forms as the IRS designates), as applicable. The non-U.S. Holder must provide the form to its withholding agent. These forms must be periodically updated. Other methods might be available to satisfy the certification requirements described above, depending on your particular circumstances. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to the foreign status of partners, trust owners or beneficiaries may have to be provided to the applicable withholding agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS. A non-U.S. Holder who is claiming the benefits of a treaty may be required in certain instances to obtain a U.S. taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country.

Dividends and constructive dividends. Any dividends paid to a non-U.S. Holder with respect to the shares of our common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate of the notes including, without limitation, for cash dividends paid to holders of our common stock, see “—U.S. Holders—Constructive distributions” above) will be subject to withholding tax at a 30% rate (or lower applicable income tax treaty rate). Because any constructive dividend a non-U.S. Holder is deemed to receive will not give rise to any cash from which any applicable withholding tax could be satisfied, it is possible that this tax would be offset against any amount owed to the non-U.S. Holder, including, but not limited to, interest payments, cash or shares of our common stock otherwise due on conversion, dividends or sales proceeds subsequently paid or credited to the non-U.S. Holder. Dividends and constructive dividends that constitute U.S. Trade or Business Income are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net-income basis at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for U.S. Trade or Business Income to be exempt from withholding. Any such U.S. Trade or Business Income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate).

A non-U.S. Holder of shares of our common stock who wishes to claim the benefit of an applicable treaty rate must provide the withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form), claiming an exemption from or reduction in withholding under the applicable income tax treaty. Non-U.S. Holders eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale, exchange, redemption, conversion or other disposition of notes or shares of common stock. Subject to the discussion of backup withholding and FATCA below, any gain recognized on the sale, exchange, redemption or other taxable disposition of a New Note or share of our common stock as well as upon the conversion of a New Note into cash or into a combination of cash and stock generally will not be subject to U.S. federal income tax (except to the extent such amount is attributable to accrued interest, which would be treated as described above under “—Payments of interest”) unless:

•	such gain is U.S. Trade or Business Income;

•	in the case of any gain realized by an individual non-U.S. Holder, such non-U.S. Holder is present in the United States for 183 days or more in the taxable year of such sale, exchange, redemption, conversion or other disposition and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes during the shorter of the non-U.S. Holder’s holding period and the five-year period ending on the date of such sale, exchange, redemption, conversion or other disposition.

An individual non-U.S. Holder described in the first bullet point above will be subject to tax on the net gain derived from the sale, exchange, redemption, conversion or other taxable disposition at regular graduated U.S. federal income tax rates. An individual non-U.S. Holder described in the second bullet point above will be subject to a flat 30% tax on the gain derived from the sale, exchange, redemption, conversion or other taxable disposition, which may be offset by certain U.S.-source capital losses, even though such non-U.S. Holder is not considered a resident of the United States. A corporate non-U.S. Holder that falls under the first bullet point above will be subject to tax on any net gain in the same manner as if such non-U.S. Holder was a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of such non-U.S. Holder’s U.S. Trade or Business Income or at such lower rate as may be specified by an applicable income tax treaty.

We believe that we are not, and do not anticipate becoming, a “United States real property holding corporation” for U.S. federal income tax purposes.

Information reporting and backup withholding. The amount of interest and dividends paid (including dividends deemed paid) and the amount of tax, if any, withheld with respect to those payments will be reported to the non-U.S. Holder and the IRS. Copies of the information returns reporting such interest and dividend payments and any withholding may also be made available to the tax authorities in the country in which a non-U.S. Holder resides, under the provisions of an applicable income tax treaty.

In general, a non-U.S. Holder will not be subject to backup withholding with respect to payments of interest or dividends, provided that the withholding agent does not have actual knowledge or reason to know that such non-U.S. Holder is a United States person, as defined under the Code, and has received the statement described above in the third bullet point under “—Payments of interest.” In addition, information returns will not be filed with the IRS in connection with the payment of proceeds from a sale or other disposition of the New Notes or the shares of our common stock unless paid within the United States or through certain U.S.-related payors.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Withholding on Foreign Accounts

Legislation known as the Foreign Account Tax Compliance Act (‘‘FATCA’’) and guidance issued thereunder imposes a 30% withholding tax on interest on the New Notes and dividends on our common stock and, after December 31, 2018, on gross proceeds from the sale, exchange or other taxable disposition of, the New Notes or our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the U.S. Treasury Department to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations, may modify these requirements. Accordingly, the entity through which the notes or shares of our common stock are held may affect the determination of whether such withholding is required. Similarly, interest on the notes and dividends on our common stock and, after December 31, 2018, gross proceeds from the sale, exchange or other taxable disposition of the notes or our common stock, held by or through a non-financial non-U.S. entity that does not qualify for an exemption will be subject to withholding at a rate of 30%, unless such entity either (a) certifies that such entity does not have any “substantial United States owners” or (b) provides certain information regarding the entity’s “substantial United States owners.” Prospective investors should consult their tax advisors regarding the possible implications of these rules on their investment in the notes and our common stock.

LEGAL MATTERS

The legal validity of the New Notes and the shares of our common stock issuable upon conversion of the New Notes has been passed upon for us by Hogan Lovells US LLP. Certain legal matters will be passed upon for the dealer manager by Davis Polk  & Wardwell LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended October 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Our SEC filings are available at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the public reference facility maintained by the SEC at 100 F Street N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for more information about the public reference room and its copy charges. Our common stock is listed and traded on the New York Stock Exchange. You may also inspect the information we file with the SEC at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Our SEC filings are also available free of charge on our website as soon as reasonably practicable after we file these documents. We routinely post the reports above, recent news and announcements, financial results and other information about us that is important to investors in the “Investors” section of our website at http://www.ciena.com.

We are not incorporating by reference the contents of the website of the SEC, our website, or any other website into this prospectus. We are only providing information about how you may obtain certain information, including documents that are incorporated into this prospectus by reference, at these websites.

DOCUMENTS INCORPORATED BY REFERENCE

We incorporate by reference the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended October 31, 2016;

•	our Definitive Proxy Statement filed with the SEC on February 8, 2017, with respect to the information that is incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended October 31, 2016;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended January 31, 2017 and April 30, 2017;

•	our Current Reports on Form 8-K filed with the SEC on January 24, 2017, January 27, 2017, February 1, 2017, March 1, 2017, March 27, 2017, March 29, 2017, June 15, 2017 and June 30, 2017; and

•	the description of our common stock contained in our Registration Statement on Form 8-A (File No. 001-36250) filed with the SEC on December 20, 2013, including any subsequent amendment or report filed for the purpose of updating such description.

We also incorporate by reference any filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the end of the offering made by this prospectus. Statements contained in this prospectus or in any document incorporated by reference into this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all respects by such reference.

Notwithstanding the foregoing, information we furnish on any Current Report on Form 8-K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act will not be deemed to be incorporated by reference into this prospectus.

You may request a copy of this prospectus and any of the documents incorporated by reference into this prospectus or other information concerning us, without charge, by written or telephonic request to Ciena Corporation, 7035 Ridge Road, Hanover, Maryland 21076, Attention: Corporate Secretary, Telephone: (410) 694-5700; or from the SEC through the SEC website at the address provided above.

CIENA CORPORATION

OFFER TO EXCHANGE

New 3.75% Convertible Senior Notes due 2018

and an Exchange Fee

for all of our outstanding

3.75% Convertible Senior Notes due 2018

The Exchange Agent for the Exchange Offer is:

The Bank of New York Mellon Trust Company, N.A.

By Mail, Hand, or Overnight Delivery:

The Bank of New York Mellon Trust Company, N.A., as

Exchange Agent

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations—Reorganization Unit

111 Sanders Creek Parkway

East Syracuse, NY 13057

Attn: Pamela Adamo

By Facsimile: (732) 667-9408 (For Eligible Institutions Only) Confirm by Telephone: (315) 414-3317 Email: CT_REORG_UNIT_INQUIRIES@bnymellon.com

The Dealer Manager for the Exchange Offer is:

J. P. Morgan

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Delaware General Corporation Law. Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 102(b)(7) of the DGCL provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for willful or negligent conduct in paying dividends or repurchasing stock out of other than lawfully available funds, or (4) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

Certificate of Incorporation and Bylaws. Article EIGHT of the Certificate of Incorporation provides that no director shall be personally liable for breach of fiduciary duty as a director, provided, however that such clause shall not apply to any liability of a director (1) for any breach of the director’s duty of loyalty to Ciena or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our Bylaws provide that we shall indemnify the persons entitled to be indemnified to the fullest extent permitted by the DGCL.

Indemnification Agreements. Ciena has entered into indemnification agreements with each of its directors and executive officers pursuant to which Ciena has agreed to indemnify such persons as permitted by the DGCL.

Insurance. Ciena has obtained directors and officers liability insurance against certain liabilities, including liabilities under the Securities Act.

Item 21. Exhibits and Financial Statement Schedules

Number	Description

1.1†	Dealer Manager Agreement, dated as of June 29, 2017 between Ciena Corporation and J. P. Morgan Securities LLC.

3.1	Amended and Restated Certificate of Incorporation of Ciena Corporation (Incorporated by reference to Registrant’s Current Report on Form 8-K (File No. 000-21969) filed on March 27, 2008).

3.2	Second Amended and Restated Bylaws of Ciena Corporation (Incorporated by reference to Registrant’s Current Report on Form 8-K (File No. 000-21969) filed on January 27, 2017).

4.1	Form of Indenture to be entered into between Ciena Corporation and The Bank of New York Mellon Trust Company, N.A., as Trustee.

4.2	Form of Global Note for 3.75% Convertible Senior Notes due 2018 (included in Exhibit 4.1).

5.1	Opinion of Hogan Lovells US LLP regarding the legality of the notes.

8.1†	Opinion of Hogan Lovells US LLP regarding material tax matters.

12.1†	Ratio of Earnings to Fixed Charges.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

24.1†	Powers of Attorney.

25.1†	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939, as amended, of The Bank of New York Mellon Trust Company, N.A., as Trustee.

†	Previously filed.

Item 22. Undertakings

(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hanover, State of Maryland, on this 14th day of July, 2017.

CIENA CORPORATION

By:	/s/ David M. Rothenstein
David M. Rothenstein
Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

* Gary B. Smith		President, Chief Executive Officer and Director (Principal Executive Officer)	July 14, 2017

* James E. Moylan, Jr.		Senior Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	July 14, 2017

* Andrew C. Petrik		Vice President and Controller (Principal Accounting Officer)	July 14, 2017

* Patrick H. Nettles, Ph.D.		Executive Chairman of the Board Directors	July 14, 2017

* Harvey B. Cash		Director	July 14, 2017

* Bruce L. Claflin		Director	July 14, 2017

* Lawton W. Fitt		Director	July 14, 2017

* Patrick T. Gallagher		Director	July 14, 2017

* T. Michael Nevens		Director	July 14, 2017

* Michael J. Rowny		Director	July 14, 2017

*By:	/s/ David M. Rothenstein Attorney-in-fact

Exhibit Index

Number	Description

1.1†	Dealer Manager Agreement, dated as of June 29, 2017 between Ciena Corporation and J. P. Morgan Securities LLC.

3.1	Amended and Restated Certificate of Incorporation of Ciena Corporation (Incorporated by reference to Registrant’s Current Report on Form 8-K (File No. 000-21969) filed on March 27, 2008).

3.2	Second Amended and Restated Bylaws of Ciena Corporation (Incorporated by reference to Registrant’s Current Report on Form 8-K (File No. 000-21969) filed on January 27, 2017).

4.1	Form of Indenture to be entered into between Ciena Corporation and The Bank of New York Mellon Trust Company, N.A., as Trustee.

4.2	Form of Global Note for 3.75% Convertible Senior Notes due 2018 (included in Exhibit 4.1).

5.1	Opinion of Hogan Lovells US LLP regarding the legality of the notes.

8.1†	Opinion of Hogan Lovells US LLP regarding material tax matters.

12.1†	Ratio of Earnings to Fixed Charges.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

24.1†	Powers of Attorney.

25.1†	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939, as amended, of The Bank of New York Mellon Trust Company, N.A., as Trustee.

†	Previously filed.